Exhibit (a)(1)


                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            ALLCITY INSURANCE COMPANY
                                       AT
                               $2.75 NET PER SHARE
                                       BY
                          LEUCADIA NATIONAL CORPORATION

--------------------------------------------------------------------------------
                   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
           AT 5:00 P.M., NEW YORK CITY TIME ON WEDNESDAY, MAY 28, 2003
                          UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                     YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR ANY STATE INSURANCE REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     THE BOARD OF DIRECTORS OF ALLCITY INSURANCE COMPANY ("ALLCITY"), BASED ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE OF DIRECTORS OF ALLCITY NOT AFFILIATED WITH LEUCADIA NATIONAL CORPORATION ("LEUCADIA") HAS (i) DETERMINED THAT THE OFFER (AS HEREINAFTER DEFINED) IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF ALLCITY (OTHER THAN LEUCADIA AND ITS AFFILIATES), (ii) APPROVED THE OFFER AND (iii) RECOMMENDS ACCEPTANCE OF THE OFFER BY THE SHAREHOLDERS OF ALLCITY.

                     ON MARCH 18, 2003, SANDERS MORRIS HARRIS INC., FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE, DELIVERED AN OPINION TO THE SPECIAL COMMITTEE, WHICH WAS REISSUED AND REAFFIRMED ON MARCH 31, 2003, TO THE EFFECT THAT, AS OF SUCH DATES AND SUBJECT TO THE ASSUMPTIONS AND LIMITATIONS CONTAINED THEREIN, THE CONSIDERATION TO BE RECEIVED IN THE OFFER BY ALLCITY'S SHAREHOLDERS (OTHER THAN LEUCADIA AND ITS AFFILIATES) WAS FAIR TO SUCH SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. SEE "SPECIAL FACTORS - 2. RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD; FAIRNESS OF THE OFFER."

                     THIS OFFER IS CONDITIONED UPON AT LEAST 265,886 SHARES BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER (THE "MINIMUM CONDITION"). THIS OFFER IS ALSO SUBJECT TO CERTAIN ADDITIONAL CONDITIONS. SEE "THE TENDER OFFER -- 11. CERTAIN CONDITIONS TO THE OFFER."

                                   ----------

April 29, 2003

                                TABLE OF CONTENTS

                                                                                                                        PAGE
                                                                                                                        ----
SUMMARY TERM SHEET........................................................................................................1

INTRODUCTION.............................................................................................................10


SPECIAL FACTORS

1.         Background of the Offer.......................................................................................13

2.         Recommendation of the Special Committee of the Board; Fairness of the Offer...................................16

3.         Position of Leucadia Regarding Fairness of the Offer..........................................................27

4.         Purpose and Structure of the Offer; Reasons of Leucadia for the Offer.........................................29

5.         Plans for Allcity After the Offer; Certain Effects of the Offer...............................................29

6.         Interests of Certain Persons in the Offer.....................................................................30

7.         The Plan of Acquisition and the Merger........................................................................31

8.         Dissenters' Rights............................................................................................32

9.         Beneficial Ownership of Common Stock..........................................................................36

10.        Transactions and Arrangements Concerning the Shares...........................................................37

11.        Related Party Transactions....................................................................................38


THE TENDER OFFER

1.         Terms of the Offer; Expiration Date...........................................................................39

2.         Acceptance for Payment and Payment............................................................................40

3.         Procedures for Accepting the Offer and Tendering Shares.......................................................42

4.         Withdrawal Rights.............................................................................................45

5.         Certain Tax Consequences......................................................................................46

6.         Price Range of the Shares; Dividends..........................................................................47

7.         Effect of the Offer on the Market for the Shares; Exchange Act Registration...................................48

8.         Certain Information Concerning Allcity........................................................................49

9.         Certain Information Concerning Leucadia and Empire............................................................53

10.        Source and Amount of Funds....................................................................................55

11.        Certain Conditions to the Offer...............................................................................55

12.        Certain Legal Matters; Required Regulatory Approvals..........................................................55



                                       i

13.        Certain Fees and Expenses.....................................................................................57

14.        Miscellaneous.................................................................................................57

Schedule I -- Directors and Executive Officers of Leucadia and Empire....................................................59

Annex A - Opinion of Sanders Morris Harris Inc..........................................................................A-1

Annex B - Section 623 of the Business Corporation Law of the State of New York..........................................B-1

Annex C - Section 7119 of the Insurance Law of the State of New York....................................................C-1



                               SUMMARY TERM SHEET

                     Leucadia National Corporation, a New York corporation ("Leucadia") hereby offers to purchase all outstanding shares of common stock, par value $1.00 per share (the "Common Stock") of Allcity Insurance Company, a New York corporation ("Allcity"), not already owned by Leucadia and its affiliates at a price of $2.75 per share in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions, including the condition that at least 265,886 shares of Common Stock are purchased by Leucadia (the "Minimum Condition"), set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

                     The following are some of the questions that you, as a shareholder of Allcity, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

                     The offer to purchase all of the outstanding shares of Common Stock of Allcity is being made by Leucadia. As of the date hereof, Leucadia, through its indirect wholly-owned subsidiary, Empire Insurance Company ("Empire"), owns 5,987,401 shares of Allcity Common Stock, which represents approximately 84.58% of the outstanding Common Stock as of March 31, 2003. Through another subsidiary, Leucadia also owns shares of Common Stock, which when added to the shares of Common Stock owned through Empire, results in an aggregate ownership by Leucadia of 6,458,808 shares of Common Stock, representing approximately 91.24% of the outstanding Common Stock as of March 31, 2003. See "THE TENDER OFFER -- 9. CERTAIN INFORMATION CONCERNING LEUCADIA AND EMPIRE."

                     Leucadia is a diversified holding company engaged in a variety of businesses, including telecommunications, banking and lending, manufacturing, real estate activities, winery operations, and property and casualty reinsurance, principally in markets in the United States, and development of a copper mine in Spain. Leucadia also currently has equity interests of more than 5% in the following domestic public companies: AmeriKing, Inc. (6.8%), Carmike Cinemas, Inc. (11.1%), GFSI Holdings, Inc. (6.9%), HomeFed Corporation (30.3%), Jackson Products, Inc. (8.8%), Jordan Industries, Inc. (10.1%), Parkervision, Inc. (10.2%), The FINOVA Group, Inc. (25%) (through its interest in a joint venture) and WilTel Communications Group, Inc. (47.4%).

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

                     We are offering to pay $2.75 per share, net to you in cash, without interest. If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses to the Information Agent or the Depositary. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "INTRODUCTION" and "THE TENDER OFFER -- 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

                     On January 15, 2003, the last trading day before Leucadia's initial proposal to possibly acquire the shares of Common Stock not already owned by Leucadia and its affiliates for $2.00 per share was publicly announced, the last sale price of the shares reported on the Over the Counter Bulletin Board (the "OTC BB") was $0.19 per share. On March 24, 2003, the last trading day before Leucadia's proposal to possibly acquire the shares of Common Stock not already owned by Leucadia and its affiliates for $2.75 per share was publicly announced, the last sale price of the shares reported on the OTC BB was $1.80 per share. We advise you to obtain a recent quotation for the shares in deciding whether to tender your shares. See "THE TENDER OFFER -- 6. PRICE RANGE OF THE SHARES; DIVIDENDS."

WHAT IS THE PURPOSE OF THE TENDER OFFER?

                     The purpose of the tender offer is to acquire all of the outstanding Common Stock that Leucadia does not already beneficially own and to provide you with value and liquidity for your shares at a price the Special Committee (as that term is hereinafter defined) has determined to be fair to shareholders of Allcity (other than Leucadia and its affiliates). If, following consummation of the Offer, Leucadia beneficially owns less than 100% but at least 95% of the Common Stock, subject to the approval of the New York Insurance Department (the "NYID"), Leucadia can acquire beneficial ownership of 100% of the Common Stock pursuant to a plan for the acquisition of minority interests in Allcity (the "Plan of Acquisition") under Section 7118 of the New York Insurance Law (the "NYSIL"). Section 1408 of the NYSIL imposes limitations on the recorded value reflected on Empire's statutory financial statements filed with the NYID of Empire's investment in Allcity, its insurance company subsidiary. Applying the adjustments required under NYSIL Section 1408(b), the recorded value of Empire's investment in Allcity was reduced by $8,361,000 at December 31, 2002, and as a result, Empire's stand-alone statutory surplus was reduced by that amount. Consequently, as of December 31, 2002, Empire's stand-alone statutory surplus was approximately $2,000,000 above the minimum level of capital and surplus required under the NYSIL. Empire's low level of statutory surplus could negatively affect Allcity's ability to collect reinsurance amounts due from Empire, which in the aggregate totaled approximately $91,700,000 as of December 31, 2002. Further, if Empire's statutory surplus were to fall below the minimum level required under the NYSIL, Empire could be subject to adverse regulatory action which also could impair Allcity's ability to collect reinsurance amounts due from Empire. If the Offer and the Plan of Acquisition are consummated, Leucadia intends to cause Allcity to merge with and into Empire, subject to NYID approval, thereby eliminating the negative effects of Section 1408 of the NYSIL on Empire's statutory surplus levels. See "INTRODUCTION" AND "SPECIAL FACTORS -
1. BACKGROUND OF THE OFFER; - 4. PURPOSE AND STRUCTURE OF THE OFFER; REASONS OF LEUCADIA FOR THE OFFER; - 5. PLANS FOR ALLCITY AFTER THE OFFER; CERTAIN EFFECTS OF THE OFFER."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

                     We estimate that we will need approximately $2.3 million to purchase all the shares of Common Stock, and to pay all the expenses involved in the Offer. We intend to pay the purchase price and related expenses using our existing cash and/or other liquid assets converted into cash. See "THE TENDER OFFER -- 10. SOURCE AND AMOUNT OF FUNDS."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

                     We do not think our financial condition is relevant to your decision whether to tender in the Offer because the form of payment consists solely of cash, and all of our funding will come from our existing cash and/or other liquid assets on hand. It should be noted that at December 31, 2002, Leucadia's consolidated net assets was in excess of $2.5 billion. Additionally, the Offer is not subject to any financing condition. See "THE TENDER OFFER --
10. SOURCE AND AMOUNT OF FUNDS."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

                     You will have at least until 5:00 p.m., New York City time, on Wednesday, May 28, 2003, to decide whether to tender your shares in the Offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See "THE TENDER OFFER -- 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES."

WHY WAS A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF ALLCITY FORMED?

                     Because 5 of the 13 directors of Allcity are also executive officers of Leucadia (two of whom, Ian M. Cumming and Joseph S. Steinberg, are also directors and principal shareholders of Leucadia) and one of the other thirteen directors of Allcity is also a director of Leucadia, the Board of Directors of Allcity has established a Special Committee that is comprised of two directors who are not affiliated with Leucadia (the "Special Committee"). In addition, each of the members of the Board of Directors of Allcity is also a member of the Board of Directors of Empire. The Special Committee has retained Sanders Morris Harris Inc. ("Sanders Morris") as its financial advisor and has retained its own counsel in connection with the Offer.

WHAT POSITION DOES ALLCITY'S BOARD OF DIRECTORS TAKE WITH RESPECT TO THE OFFER?

                     THE BOARD OF DIRECTORS OF ALLCITY, BASED ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE OF DIRECTORS OF ALLCITY NOT AFFILIATED WITH LEUCADIA, HAS (I) DETERMINED THAT THE OFFER IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF ALLCITY (OTHER THAN LEUCADIA AND ITS AFFILIATES), (II) APPROVED THE OFFER AND (III) RECOMMENDS ACCEPTANCE OF THE OFFER BY THE SHAREHOLDERS OF ALLCITY.

DID THE SPECIAL COMMITTEE RECEIVE ANY OPINIONS, APPRAISALS OR REPORTS REGARDING THE FAIRNESS OF THE OFFER?

                     Yes. The Special Committee received a written opinion, dated March 18, 2003, from Sanders Morris, to the effect that, as of that date and subject to the assumptions and limitations contained in the opinion, the consideration to be received in the Offer by Allcity's shareholders (other than Leucadia and its affiliates) is fair to such holders from a financial point of view. Sanders Morris thereafter reissued and reaffirmed its opinion on March 31, 2002 following review of Allcity's Annual Report on Form 10-K for the year ended December 31, 2002, including the audited financial statements contained therein.

HOW WAS THE OFFER PRICE DETERMINED?

                     The Offer Price was determined as a result of negotiations between the President of Leucadia and the Special Committee. The Special Committee determined that the Offer Price represents a fair price based on the factors described in this Offer to Purchase, including the historical and projected performance of Allcity and that the Offer Price represents a premium of 1,347% over the $0.19 closing price on January 15, 2003, the last trading day before Leucadia's initial offer of $2.00 was publicly announced and represents a premium of approximately 53% over the $1.80 trading price on March 24, 2003, the last trading day before the Offer Price was publicly announced by Allcity. See "SPECIAL FACTORS -- 3. POSITION OF LEUCADIA REGARDING FAIRNESS OF THE OFFER."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

                     We reserve the right to extend the Offer without the consent of Allcity from time to time. See "THE TENDER OFFER -- 1. TERMS OF THE OFFER; EXPIRATION DATE."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

                     If we extend the Offer, we will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See "THE TENDER OFFER -- 1. TERMS OF THE OFFER; EXPIRATION DATE."

HOW DO I TENDER MY SHARES?

                     To tender your shares, you must deliver the certificates evidencing your shares, together with a completed Letter of Transmittal, to American Stock Transfer & Trust Company, at its address set forth on the back cover of this Offer to Purchase, not later than the time the Offer expires. If your shares are held in street name (that is, through a broker, dealer or other nominee), the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver everything that is required to the Depositary by the expiration of the Offer, you may obtain extra time to do so by having a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three National Association of Securities Dealers Automatic Quotation System, Inc. trading days. However, the Depositary must receive the missing items within that three-day trading period or your shares will not be validly tendered. See "THE TENDER OFFER -- 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

                     You can withdraw previously tendered shares at any time until the Offer has expired and, if we have not agreed to accept your shares for payment by May 28, 2003, you can withdraw them at any time after such time until we do accept your shares for payment. See "THE TENDER OFFER -- 1. TERMS OF THE OFFER; EXPIRATION DATE" AND "-- SECTION 4. WITHDRAWAL RIGHTS."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

                     To withdraw shares you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the shares. See "THE TENDER OFFER -- 4. WITHDRAWAL RIGHTS."

FOLLOWING THE TENDER OFFER, WILL ALLCITY CONTINUE AS A PUBLIC COMPANY?

                     If the Minimum Condition is satisfied, Leucadia, directly, or indirectly through one of its subsidiaries, intends to acquire the shares of Common Stock that were not tendered in the Offer pursuant to a Plan of Acquisition. If the Plan of Acquisition is consummated, Allcity will cease to be a public company. Following consummation of the Plan of Acquisition, Leucadia intends to cause Empire and Allcity to enter into a short-form merger whereby Allcity would be merged with and into Empire (the "Merger"). However, both the Plan of Acquisition and the Merger would be subject to the prior approval of the NYID and there can be no assurance that approval will be obtained.

                     If NYID approval for the Plan of Acquisition is not obtained, shareholders of Allcity following the consummation of the Offer will remain shareholders of Allcity. In that event, Allcity would continue as a public company unless it has fewer than 300 registered shareholders, in which case, Leucadia would cause Allcity to deregister the Common Stock under the Securities Exchange Act of 1934, as amended. Accordingly, following the Offer there may be no publicly traded Common Stock of Allcity outstanding.

                     If the Plan of Acquisition is not approved, Leucadia intends to evaluate its options to acquire beneficial ownership of the remainder of the outstanding Common Stock, including, without limitation, by causing Empire to propose a merger with Allcity that could be on terms that are the same or different from the terms of this Offer and the Plan of Acquisition. While Empire currently owns a sufficient percentage of the outstanding Common Stock to assure shareholder approval of a merger on terms acceptable to Empire and Allcity, consummation of such merger would require prior approval of the NYID pursuant to NYSIL Section 7105. In addition, Leucadia, directly or through its subsidiaries, may purchase additional shares of Common Stock from time to time in the open market, in privately negotiated transactions with third parties or otherwise, which could result in Allcity having fewer than 300 registered shareholders. See "INTRODUCTION", "SPECIAL FACTORS - 5. PLANS FOR ALLCITY AFTER THE OFFER; CERTAIN EFFECTS OF THE OFFER" and " - 7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION."

WILL THE TENDER OFFER BE FOLLOWED BY THE PLAN OF ACQUISITION AND/OR A MERGER IF NOT ALL OF THE PUBLICLY TRADED SHARES OF ALLCITY ARE TENDERED IN THE OFFER?

                     If the Minimum Condition is satisfied, Leucadia, directly, or indirectly through one of its subsidiaries, intends to file with the NYID a Plan of Acquisition pursuant to Section 7118 of the NYSIL to acquire all of the shares of Common Stock that were not tendered in the Offer at a price equal to that paid in the Offer. Pursuant to Section 7118 of the NYSIL, a company owning 95% of the outstanding common stock of a New York insurance company (the "Subsidiary") can acquire those shares of the Subsidiary not already owned without the approval of the Subsidiary's shareholders upon adoption and implementation of a plan of acquisition, subject to the prior approval of the NYID. Following the consummation of a Plan of Acquisition and subject to the approval of the NYID, Leucadia intends to cause a merger between Empire and Allcity, with Empire as the surviving corporation. If the Plan of Acquisition that provides for the payment of consideration equal to the price paid in the Offer is consummated, all of the remaining shareholders of Allcity (other than Leucadia and its affiliates, including Empire) who did not tender their shares in the Offer will receive either the price paid in the Offer or appraisal rights pursuant to NYSIL Section 7119 and NYBCL Section 623 (such appraisal rights hereinafter referred to as "Dissenters' Rights"). However, the NYID may not approve the Plan of Acquisition or may seek to impose different terms and conditions, including consideration in an amount that is less than or more than the Offer Price. There can be no assurance that the NYID will approve the Plan of Acquisition upon the terms and conditions to be submitted by Leucadia or one of its subsidiaries. See "SPECIAL FACTORS - 7. THE PLAN OF ACQUISITION AND THE MERGER."

IF I DECIDE NOT TO TENDER BUT THE MINIMUM CONDITION IS SATISFIED, HOW WILL THE OFFER AFFECT MY SHARES?

                     If the Minimum Condition is satisfied, as indicated above, subject to the prior approval of the NYID, Leucadia, directly, or indirectly through one of its subsidiaries, intends to acquire ownership of the remaining shares of Common Stock pursuant to a Plan of Acquisition and Allcity would cease being a public company. Subject to the prior approval of the NYID of the terms and conditions of the Plan of Acquisition that provides for the payment of consideration equal to the price paid in the Offer, shareholders not tendering their shares of Common Stock in the Offer (or tendering and properly withdrawing) would receive in the Plan of Acquisition the same amount of cash per share that they would have received had they tendered their shares in the Offer. Notwithstanding the foregoing, if you demand and properly perfect appraisal rights available to you in connection with the Plan of Acquisition (but not in the tender offer) and therefore seek appraisal of your shares pursuant to Section 7119 of the NYSIL and Section 623 of the New York Business Corporation Law ("NYBCL"), you will not receive cash in the Plan of Acquisition, but rather you will be entitled to payment of the fair value of your shares in accordance with Section 7119 of the NYSIL and Section 623 of the NYBCL. The appraisal process may result in your receiving an amount that is less than, more than or equal to the Offer Price you would have received had you tendered your shares in the Offer. If the NYID does not approve the Plan of Acquisition, or seeks to impose different terms and conditions, there can be no assurance that a Plan of Acquisition will be consummated. Moreover, even if the Plan of Acquisition is not approved, if Allcity has fewer than 300 registered shareholders, Leucadia will cause Allcity to deregister the Common Stock under the Securities Exchange Act of 1934, as amended. See "SPECIAL FACTORS - 5. PLANS

FOR ALLCITY AFTER THE OFFER; CERTAIN EFFECTS OF THE OFFER" and " - 7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION."

DOES THE TENDER OFFER PROVIDE ANY BENEFIT TO ALLCITY?

                     Yes. If the Offer is successful and the Plan of Acquisition is consummated, Allcity would become a privately held corporation. Causing Allcity to be privately held would reduce management's commitment of resources with respect to procedural and compliance requirements of a public company and would reduce costs associated with Allcity's obligations and reporting requirements under the securities laws, including the costs of preparing, printing and mailing annual reports and proxy statements and the fees and expenses of a transfer agent and registrar. The merger would eliminate the negative effects of Section 1408 of the NYSIL on Empire's statutory surplus levels. In addition, consummation of the Plan of Acquisition will eliminate the procedural and compliance requirements of a public company and would simplify the liquidation of Empire and Allcity by permitting Leucadia to operate and oversee the liquidation of Allcity without the conflict of interests that may be present as a result of the existence of Allcity's minority shareholders. See "SPECIAL FACTORS -- 2. RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD; FAIRNESS OF THE OFFER."

WHAT ARE THE MATERIAL CONDITIONS TO THE TENDER OFFER?

                     The Offer is conditioned upon at least 265,886 shares being validly tendered and not withdrawn prior to the expiration of the Offer. This is called the Minimum Condition. The Offer is also subject to certain additional conditions described in this Offer to Purchase. See the sections "THE TENDER OFFER -- 1. TERMS OF THE OFFER; EXPIRATION DATE" and "--11. CERTAIN CONDITIONS TO THE OFFER".

WHAT ARE THE MATERIAL CONDITIONS TO THE PLAN OF ACQUISITION AND THE MERGER?

                     The Plan of Acquisition and the Merger would be subject to the prior approval of the NYID. Following the consummation of the Plan of Acquisition, Leucadia will cause Allcity to deregister the Common Stock under the Securities Exchange Act of 1934, as amended. However, if the NYID does not approve the Plan of Acquisition, then shareholders of Allcity who did not tender their shares in the Offer will remain shareholders of Allcity.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES?

                     Sale or exchange of shares of Common Stock pursuant to the Offer, the Plan of Acquisition or upon the exercise of Dissenters' Rights will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. If you sell or exchange shares of Common Stock pursuant to the Offer, the Plan of Acquisition or upon the exercise of Dissenters' Rights, you will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and your adjusted tax basis for the shares of Common Stock sold or exchanged pursuant to the Offer, the Plan of Acquisition or the exercise of Dissenters' Rights, as the case may be. This gain or loss will be capital gain or loss, provided the shares of Common Stock are held as capital assets and the capital gain or loss will be long term if, as of the date of sale or exchange, the shares of Common Stock were held for more than one year or will be short term if, as of such date, you held the shares of Common Stock for one year or less. You are urged to consult with your own tax advisors regarding the tax consequences of tendering your shares in the Offer.

WHAT ARE MY RIGHTS IF I DO NOT TENDER MY SHARES AND I AM AGAINST THE PLAN OF ACQUISITION?

                     If you do not tender your shares in the Offer, you may be entitled to Dissenters' Rights in connection with the Plan of Acquisition. See "SPECIAL FACTORS - 8. DISSENTERS' RIGHTS."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

                     You can call Innisfree M&A Incorporated at (212) 750-5833 (banks and brokers call collect) or (888) 750-5834 (call toll free). Innisfree M&A Incorporated is acting as the Information Agent for our Offer. See the back cover of this Offer to Purchase.

                                    IMPORTANT

                     If you wish to tender all or any part of your shares, before the tender offer expires, you must:

           - If the shares are registered in your name, follow the instructions described in "THE TENDER OFFER - 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES" carefully, including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with your share certificates and any other required items, to American Stock Transfer & Trust Company, as Depository for the tender offer; or

           - If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee if you desire to tender your shares and request that the nominee tender them for you.

                     If you want to tender shares and the certificates for the shares are not immediately available, or cannot be delivered to the Depository, or you cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depository, prior to expiration of the tender offer, then you must tender the shares pursuant to the guaranteed delivery procedure set forth in "THE TENDER OFFER - 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES."

                     To properly tender shares, shareholders must validly complete the Letter of Transmittal.

                     If you have questions, need assistance or require additional copies of this Offer to Purchase, this Letter of Transmittal or the Notice of Guaranteed Delivery, you should contact INNISFREE M&A INCORPORATED, as Information Agent for the offer, at its address and telephone numbers set forth on the back cover of this Offer to Purchase.

                     WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY LEUCADIA OR ALLCITY.

                     To: All Holders of Shares of Common Stock of Allcity
                         Insurance Company

                                  INTRODUCTION

                     Leucadia National Corporation, a New York corporation ("Leucadia"), hereby offers to purchase all outstanding common shares, par value $1.00 per share (the "Common Stock"), of Allcity Insurance Company, a New York corporation ("Allcity"), at a price of $2.75 per share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions, including, but not limited to, the condition that at least 265,886 shares of Common Stock are purchased by Leucadia (the "Minimum Condition"), set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

                     The Offer is being made by Leucadia. If the Minimum Condition to the Offer is satisfied, subject to the prior approval of the New York Insurance Department (the "NYID") as soon as practicable after the completion of the Offer, Leucadia, directly, or indirectly through one of its subsidiaries, intends to acquire ownership of the remaining shares of Common Stock pursuant to a plan of acquisition (the "Plan of Acquisition") under
Section 7118 of the New York Insurance Law (the "NYSIL"). Thereafter, subject to the approval of the NYID Leucadia intends to cause Allcity to merge (the "Merger") with and into its immediate parent company, Empire Insurance Company ("Empire") in accordance with the applicable provisions of the New York Business Corporation Law (the "NYBCL") and the NYSIL. Following the consummation of the Plan of Acquisition, Allcity will be a privately held company and indirect wholly-owned subsidiary of Leucadia. Following the Merger, Empire will be the surviving corporation (the "Surviving Corporation") and the separate existence of Allcity shall cease. Upon the consummation of the Plan of Acquisition (the "Effective Time"), each issued and outstanding share of Common Stock (other than shares of Common Stock owned by Leucadia or any of its subsidiaries, including Empire), and shares of Common Stock held by shareholders who properly exercise appraisal rights (the "Dissenting Shares") under the NYBCL and the NYSIL will be converted into and represent the right to receive the consideration offered in the Plan of Acquisition.

                     If the Minimum Condition is not satisfied, Leucadia intends to evaluate its options to acquire beneficial ownership of the remainder of the outstanding Common Stock, including, without limitation, by causing Empire to propose a merger with Allcity that could be on terms that are the same or different from the terms of this Offer. Adoption of any such merger agreement would require the approval of the Board of Directors of Allcity and the affirmative vote of the holders of 66-2/3% of the outstanding Common Stock and either an information statement or proxy solicitation statement being mailed to the shareholders (depending on whether shareholder proxies were being solicited). While Empire currently owns approximately 84.58% of the outstanding Common Stock, thereby assuring shareholder approval of such a merger on terms acceptable to Empire and Allcity, consummation of any such merger would require prior approval of the NYID under Section 7105 of the NYSIL. In addition, following termination of the Offer, if the Plan of Acquisition does not take place, Leucadia, directly or through its subsidiaries, may purchase additional shares of Common Stock from time to time in the open market, in privately negotiated transactions with third parties or otherwise. See "SPECIAL FACTORS -
7. THE PLAN OF ACQUISITION AND THE MERGER."

                     BECAUSE 5 OF THE 13 DIRECTORS OF ALLCITY ARE ALSO EXECUTIVE OFFICERS OF LEUCADIA (TWO OF WHOM, IAN M. CUMMING AND JOSEPH S. STEINBERG, ARE ALSO DIRECTORS AND PRINCIPAL SHAREHOLDERS OF LEUCADIA) AND ONE OF THE OTHER THIRTEEN DIRECTORS OF ALLCITY IS ALSO A DIRECTOR OF LEUCADIA, THE BOARD OF DIRECTORS OF ALLCITY ESTABLISHED A SPECIAL COMMITTEE THAT IS COMPRISED OF TWO DIRECTORS WHO ARE NOT AFFILIATED WITH LEUCADIA (THE "SPECIAL COMMITTEE"). IN ADDITION, EACH OF THE MEMBERS OF THE BOARD OF DIRECTORS OF ALLCITY IS ALSO A MEMBER OF THE BOARD OF DIRECTORS OF EMPIRE. THE SPECIAL COMMITTEE HAS RETAINED SANDERS MORRIS HARRIS INC. ("SANDERS MORRIS"), AS ITS FINANCIAL ADVISOR AND HAS RETAINED ITS OWN COUNSEL IN CONNECTION WITH THE OFFER.

                     THE BOARD OF DIRECTORS OF ALLCITY, BASED ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE OF DIRECTORS OF ALLCITY NOT AFFILIATED WITH LEUCADIA, HAS (I) DETERMINED THAT THE OFFER IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF ALLCITY (OTHER THAN LEUCADIA AND ITS AFFILIATES), (II) APPROVED THE OFFER AND (III) RECOMMENDS ACCEPTANCE OF THE OFFER BY THE SHAREHOLDERS OF ALLCITY.

                     ON MARCH 18, 2003, SANDERS MORRIS DELIVERED AN OPINION TO THE SPECIAL COMMITTEE, WHICH WAS SUBSEQUENTLY REISSUED AND REAFFIRMED ON MARCH 31, 2003 AFTER REVIEW OF ALLCITY'S ANNUAL REPORT OF FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002 (THE "2002 10-K"), TO THE EFFECT THAT, AS OF SUCH DATES AND SUBJECT TO THE ASSUMPTIONS AND LIMITATIONS CONTAINED THEREIN, THE CONSIDERATION TO BE RECEIVED IN THE OFFER BY ALLCITY'S SHAREHOLDERS (OTHER THAN LEUCADIA AND ITS AFFILIATES) WAS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW. A COPY OF THE OPINION OF SANDERS MORRIS IS ATTACHED HERETO AS ANNEX A.

                     THE OFFER IS CONDITIONED UPON AT LEAST 265,886 SHARES OF COMMON STOCK BEING TENDERED. THE OFFER IS ALSO SUBJECT TO CERTAIN ADDITIONAL CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. SEE "THE TENDER OFFER -- 1. TERMS OF THE OFFER; EXPIRATION DATE" AND "--11. CERTAIN CONDITIONS TO THE OFFER".

                     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares of Common Stock by Leucadia pursuant to the Offer. However, tendering shareholders may be subject to a required backup federal income tax withholding at a statutory established rate (30% for reportable payments made in 2003) unless such shareholders, in accordance with United States Treasury Regulations: (i) deliver a properly executed Form W-8BEN, W-8ECI, W-8EXP or W-8IMY (with applicable attachments) as appropriate, or (ii) properly provide such shareholders' taxpayer identification number on a properly executed Form W-9 (included in the Letter of Transmittal). Tendering shareholders who own their shares of Common Stock through a broker or other nominee may be charged a fee by such broker or other nominee for tendering the shares of Common Stock on behalf of such shareholders. Leucadia will pay all charges and expenses of American Stock Transfer & Trust Company, as Depositary (the "Depositary"), and Innisfree M&A Incorporated, as Information Agent (the "Information Agent"), incurred in connection with the Offer. See "THE TENDER OFFER -- 13. CERTAIN FEES AND EXPENSES".

                     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                 SPECIAL FACTORS

1.         BACKGROUND OF THE OFFER

                     INFORMATION CONCERNING THE EMPIRE INSURANCE GROUP

                     In 1986, as part of its acquisition of the former Baldwin-United Corporation, Leucadia acquired its initial interest in Allcity. Since 1986, Leucadia's equity interest in the Group (as defined below), including Allcity, has increased over time to its current approximate 91.24% interest held through its indirect wholly-owned subsidiaries, Empire and Baldwin Enterprises, Inc.

                     All insurance business written by Allcity is subject to a pooling agreement with Empire under which Allcity and Empire effectively operate as one company for their insurance operations. The pooling agreement and subsequent amendments were approved by the NYID. Allcity operates under the same general management as Empire and has full use of Empire's personnel, information technology systems and facilities. As of March 31, 2003, Empire and Allcity had 88 full time employees. Under the pooling agreement, all insurance premiums, losses, loss adjustment expenses and other underwriting expenses are shared on the basis of 70% to Empire and 30% to Allcity.

                     During the past several years, Allcity and Empire, (collectively referred to as "the Group"), experienced poor underwriting results and adverse reserve development in all of its lines of business. During 2001, the Group explored its options for developing a new business model and strategy. After evaluating these options, the Group announced in December 2001 that it had determined that it was in the best interest of its shareholders and policyholders to commence an orderly liquidation of all of the Group's operations. The Group only accepts business that it is obligated to accept by contract or New York insurance law; it does not engage in any other business activities except for its claims runoff operations. By the end of 2005, the Group expects that its voluntary liquidation will be substantially complete, premium revenue will be immaterial, infrastructure and overhead costs will be substantially reduced, and all that it expects to remain will be the administration and settlement of claims with long tail settlement characteristics, principally workers' compensation and certain liability claims. Given the Group's and Allcity's current financial condition, the expected costs to be incurred during the claims runoff period, and the inherent uncertainty over ultimate claim settlement values, no assurance can be given that Allcity's shareholders will be able to receive any value at the conclusion of the voluntary liquidation of its operations.

                     As of March 31, 2003, the Group was rated "F" (in liquidation) by A.M. Best Company ("Best"). Given the Group's decision to voluntarily liquidate all of its operations, the Best rating is not expected to have any impact on Allcity's operations. As with all ratings, Best ratings are subject to change at any time.

                     During the third quarter of 2001, the NYID informed the Group of its examination findings concerning the three-year period ended December 31, 1999. The triennial report was subsequently filed by the NYID in November 2001. Among other matters, the triennial report noted that the Group's organizational structure caused Empire's stand-alone statutory surplus to be reduced by the statutory limitation imposed by Section 1408(b) of the NYSIL on the value of its investment in Allcity, its insurance company subsidiary. In response to this report, Empire submitted to the NYID a plan for remedying the stand-alone surplus impairment that existed at that time (the "Plan to Remedy"), including the merger of a wholly-owned insurance subsidiary into Empire. In addition to other provisions, the Plan to Remedy also included a proposal to merge Empire and Allcity, as well as a proposal to have Allcity pay a cash dividend to increase Empire's stand-alone surplus. While, it was determined that any action with respect to a merger of Empire and Allcity would be deferred until a later date, to permit other elements of the Plan to Remedy to be implemented, on August 14, 2002, Allcity paid to its shareholders of record at the close of business on August 5, 2002 a $0.335 per share cash dividend (the "Dividend") aggregating $2,371,340. The Dividend had the effect of increasing the stand-alone statutory surplus of Empire by approximately $2,000,000.

                     At the present time, Empire's stand-alone statutory surplus continues to be negatively affected by the statutory limitations imposed by
Section 1408(b) of the NYSIL. Applying the adjustments required under Section 1408(b) of the NYSIL, the recorded value of Empire's investment in Allcity was reduced for statutory surplus calculations by $8,361,000 as of December 31, 2002. Consequently, as of December 31, 2002, Empire's stand alone statutory surplus was approximately $2,000,000 above the minimum level of capital and surplus required by the NYID. Empire's low level of statutory surplus could negatively affect Allcity's ability to collect reinsurance amounts due from Empire, which in the aggregate totaled approximately $91,700,000 as of December 31, 2002. Given Empire's statutory surplus level, in August 2002 Empire and Allcity again reviewed the options proposed in the Plan to Remedy and concluded that the Merger would be in the best interests of both companies and the public shareholders of Allcity. The Merger would eliminate the negative effects of
Section 1408(b) on Empire's stand alone statutory surplus. Preliminary discussions as to a possible structure for a combination of Empire and Allcity were begun in the fall of 2002 with the NYID, because any merger between Empire and Allcity would require the prior approval of the NYID.

                     Empire has drafted proposed legislation to amend Section 1408 of the NYSIL to allow the New York Superintendent of Insurance to modify or waive the prohibitions and/or limitations on a domestic insurer's valuation of insurance company shares required by the NYSIL if such prohibitions and/or limitations result in the insurer becoming subject to rehabilitation or liquidation under the NYSIL. Empire is in the process of submitting this proposed legislation to the Chairman of the New York State Senate's Insurance Committee, and is also trying to have the proposed legislation introduced into the New York State Senate and Assembly Committees during the current legislative session. There can be no assurance that the proposed legislation will become law or that Empire would receive the necessary waiver from the New York Superintendent of Insurance.

                     Beginning in August 2002, management of the Group approached management of Leucadia to inquire about support for a combination of Empire and Allcity. Leucadia management indicated that it was supportive but was not interested in investing any additional funds in the Group so that any combination of Empire and Allcity should be accomplished without cost to Leucadia. As a result, management of the Group initially considered transactions involving only Allcity and Empire. However, any transaction involving only Allcity and Empire would have required the prior approval of the NYID. In September 2002, management of the Group again approached management of Leucadia to see if Leucadia would make a tender offer for the shares of Common Stock, which would not require the prior approval of the NYID, followed by a plan of acquisition for the remaining shares of Common Stock, if any, and a merger of Allcity into Empire. Over the course of the next several weeks, Leucadia considered the proposed transaction and subsequently advised the Board of Directors of Allcity that it would consider making a proposal.

                     PRELIMINARY DISCUSSIONS AS TO A POSSIBLE STRUCTURE FOR THE COMBINATION

                     Leucadia considered alternative structures for combining Empire and Allcity, including a one-step transaction pursuant to which Allcity would be merged into Empire pursuant to a long-form merger. Leucadia determined that the process of the Offer, the Plan of Acquisition and the Merger was likely to be consummated in less time than a long form merger and that this process afforded the public shareholders with an opportunity to receive cash for their shares more quickly at the consummation of the Offer. Moreover, because the consummation of the Offer (with Leucadia as the offeror) would not require approval from the NYID, the Offer would be able to be accomplished more quickly than any other transaction.

                     On December 16, 2002, the Board of Directors of Allcity formed the Special Committee comprised of a director, Martin B. Bernstein, not affiliated with Leucadia to negotiate the terms of any offer to purchase the Common Stock by Leucadia or Empire and/or a merger of Allcity and Empire. Mr. Bernstein was elected to chair the Special Committee and was given the authority to select another director of Allcity not affiliated with Leucadia to join the Special Committee. Thereafter, a second director of Allcity, Lucius Theus, also not affiliated with Leucadia was appointed to the Special Committee.

                     On January 15, 2003, Leucadia sent a letter to the Special Committee proposing a possible tender offer to acquire all the outstanding shares of Common Stock not already owned by Leucadia for $2.00 per share. The proposal stated that the acquisition of such shares by Leucadia would take the form of a tender offer by Leucadia, subject to customary conditions, as well as enough shares of Common Stock being tendered so that, together with the shares Leucadia currently beneficially owns, Leucadia would beneficially own at least 95% of the outstanding shares of Common Stock. Promptly following consummation of the tender offer and subject to the prior approval of NYID, the remaining shares of Common Stock not already owned by Leucadia or its affiliates would be beneficially acquired by Leucadia at the same cash price pursuant to the Plan of Acquisition. A copy of the letter is attached hereto as Exhibit A and incorporated herein by reference.

                     In March 2003, Joseph S. Steinberg, on behalf of Leucadia, and Martin B. Bernstein, on behalf of the Special Committee, had a meeting at which the offer price was negotiated from $2.00 per share to $2.75 per share.

2.         RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD; FAIRNESS OF
           THE OFFER

           RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD OF ALLCITY

                     Because 5 of the 13 directors of Allcity are also executive officers of Leucadia (two of whom, Ian M. Cumming and Joseph S. Steinberg, are also directors and principal shareholders of Leucadia) and one of the other thirteen directors of Allcity is also a director of Leucadia, the Board of Directors of Allcity established the Special Committee that is comprised solely of directors who are not affiliated with Leucadia. In addition, each of the members of the Board of Directors of Allcity is also a member of the Board of Directors of Empire. The Special Committee has retained Sanders Morris as its financial advisor and has retained its own counsel.

                     THE BOARD OF DIRECTORS OF ALLCITY, BASED ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE OF DIRECTORS OF ALLCITY NOT AFFILIATED WITH LEUCADIA, HAS (I) DETERMINED THAT THE OFFER IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF ALLCITY (OTHER THAN LEUCADIA AND ITS AFFILIATES), (II) APPROVED THE OFFER AND (III) RECOMMENDS ACCEPTANCE OF THE OFFER BY THE SHAREHOLDERS OF ALLCITY.

                     THE SPECIAL COMMITTEE RECEIVED A WRITTEN OPINION, DATED MARCH 18, 2003, FROM SANDERS MORRIS, WHICH WAS REISSUED AND REAFFIRMED ON MARCH 31, 2003 AFTER SANDERS MORRIS REVIEWED THE 2002 10-K, TO THE EFFECT THAT, AS OF THOSE DATES AND SUBJECT TO THE ASSUMPTIONS AND LIMITATIONS CONTAINED IN THE OPINION, THE CONSIDERATION TO BE RECEIVED IN THE OFFER BY ALLCITY'S SHAREHOLDERS (OTHER THAN LEUCADIA AND ITS AFFILIATES) WAS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW.

                     On March 31, 2003, the Special Committee unanimously determined that the terms of the Offer are fair to, and in the best interest of, the shareholders of Allcity (other than Leucadia and its affiliates), and unanimously determined to recommend that the Board of Allcity (i) approve the Offer, (ii) determine that the Offer is fair to and in the best interests of the shareholders of Allcity (other than Leucadia and its affiliates) and (iii) recommend that the holders of Common Stock (other than Leucadia and its affiliates) accept the Offer and tender their shares of Common Stock pursuant to the Offer.

                     At a meeting held on April 8, 2003, the Board of Allcity by the unanimous vote of all those present, based solely on the favorable recommendation of the Special Committee, determined (i) to accept the Special Committee's recommendation and determined that the terms of the Offer are fair to and in the best interests of the shareholders of Allcity (other than Leucadia and its affiliates), (ii) to approve the Offer and (iii) to recommend that Allcity's shareholders accept the Offer and tender their shares of Common Stock pursuant to the Offer. This approval included the unanimous vote of all the directors of Allcity who are not employed by Allcity or Leucadia.

                     The Board of Directors of Allcity believes that Allcity would derive a corporate benefit from the Plan of Acquisition. If the Offer is successful and the Plan of Acquisition and the Merger are consummated, Empire and Allcity will become one entity. Causing Allcity to be privately held would reduce management's commitment of resources with respect to procedural and compliance requirements of a public company and would reduce costs associated with Allcity's obligations and reporting requirements under the securities laws, including the costs of preparing, printing and mailing annual reports and proxy statements and the fees and expenses of a transfer agent and registrar. The Merger would eliminate the negative effects of Section 1408 of the NYSIL on Empire's statutory surplus levels. In addition, eliminating the procedural and compliance requirements of a public company would simplify the liquidation of the Group by permitting Leucadia to operate and oversee the liquidation of Allcity without considering the interests of Allcity's minority shareholders.

                     POSITION OF THE SPECIAL COMMITTEE REGARDING FAIRNESS OF THE OFFER

                     The Special Committee believes that the Offer is substantively fair to Allcity's shareholders (other than Leucadia and its affiliates). However, the Special Committee expresses no opinion as to substantive fairness of the Offer to Leucadia and its affiliates. The Special Committee's belief as to the substantive fairness of the Offer is based on various factors, including:

           o Fairness of the Consideration. The Special Committee engaged Sanders Morris to serve as independent financial advisor to the Special Committee, and the Special Committee received a fairness opinion from Sanders Morris that, from a financial point of view, the consideration to be received by the shareholders of Allcity (other than Leucadia and its affiliates) is fair to such shareholders.

           o The Offer Price Represents a Premium over the Historical Trading Prices of the Common Stock. The Special Committee considered the current and historical trading prices of the Common Stock prior to the Offer. The Offer Price represents a substantial premium over the trading price of the Common Stock prior to the time Leucadia's initial offer of $2.00 was publicly announced. In addition, the Offer Price of $2.75 is substantially higher than the $2.00 price initially proposed by Leucadia.

           o Offer Price. The Special Committee believes that the Offer Price Leucadia has agreed to pay represents the highest price that Leucadia would be willing to pay in acquiring the Common Stock. The determination was the result of the Special Committee's negotiations with the President of Leucadia in an attempt to obtain the highest possible price.

           o Limited Liquidity of the Common Stock. The limited public float and Allcity's small shareholder base, as indicated by the approximately 481 holders of record as defined by Rule 12g5-1 of the Exchange Act and approximately 750 beneficial owners, decreases the likelihood there will be a significant active trading market for the Common Stock in the foreseeable future.

           o Structure of the Offer. The structure of the going-private transaction, which is designed, among other things, to result in the receipt by the shareholders of cash consideration at the earliest practicable time.

           o Cost Savings. There are considerable costs associated with remaining a publicly-traded company, including the legal, auditing, accounting and other expenses involved in the preparation, filing and dissemination of annual and other periodic reports as well as the significant amount of time expended by Allcity's management in connection with such matters.

           o Allcity's Business and Financial Condition. Allcity's business, financial condition, results of operations, prospects, current business strategy, competitive position in its industry, including the potential impairment of Empire's stand alone statutory surplus and Allcity's ability to collect its reinsurance balances receivable from Empire, which was approximately $91,700,000 as of December 31, 2002, and general economic and stock market conditions.

           o Recognition that Allcity is in Voluntary Liquidation. The Special Committee recognized that Allcity is in voluntary liquidation and given the Group's and Allcity's current financial condition, the expected costs to be incurred during the claims runoff period, and the inherent uncertainty over ultimate claims settlement values, no assurance can be given that Allcity's shareholders will be able to receive any value at the conclusion of the voluntary liquidation of its operations.

           o Uncertainty of the Stock Market. There is a possibility that a further decline in the market price of the Common Stock, or the stock market in general, could occur and the price ultimately received by shareholders in the open market or in a future transaction might be less than the $2.75 Offer Price provided for in the Offer.

                     In addition to the factors listed above, the Special Committee in reviewing the fairness opinion and presentations of Sanders Morris, also considered certain negative factors including the fact that consummation of the Offer would eliminate the opportunity of the shareholders (other than Leucadia and its affiliates) to participate in any potential future liquidation distributions to shareholders of Allcity and that those shareholders of Allcity who elect not to tender their shares of Common Stock in the Offer may suffer increased illiquidity.

                     During the preceding two years, although the Group attempted to sell its business in whole and in part, the Group did not receive any offers from independent third parties for the merger or consolidation of the Group with another company, the sale of all or any substantial part of the Group's assets or the purchase of shares of Common Stock that would enable the holder to exercise control of the Group, and the Special Committee, in reviewing the fairness opinion and presentations of Sanders Morris, considered such factors in connection with its determination regarding fairness.

                     The Special Committee's belief was based upon various factors in determining the procedural fairness of the Offer to the shareholders (other than Leucadia and its affiliates). The Special Committee believes that appropriate procedural safeguards were taken in connection with the deliberation and approval of the Offer because:

           o Appointment of the Special Committee. On December 16, 2002, the Board of Directors of Allcity appointed a Special Committee comprised of a director not affiliated with Leucadia and authorized it to consider, evaluate and negotiate the terms of and make recommendations to the Board as to the fairness of the Offer.

           o Authority of the Special Committee. The Special Committee was authorized to engage its own counsel, an independent financial advisor and such other professional advisors it deemed appropriate. In addition, no restrictions were placed on the Special Committee in terms of the scope of its review or its ability to independently evaluate any proposal.

           o Membership of the Special Committee. The Special Committee consisted entirely of directors not affiliated with Leucadia.

           o Engagement of Sanders Morris. The Special Committee engaged Sanders Morris, an independent financial advisor that has not previously performed services for Leucadia or Allcity, to serve as independent financial advisor to the Special Committee, and the Special Committee received a fairness opinion from Sanders Morris that, from a financial point of view, the consideration to be received by the shareholders of Allcity (other than Leucadia and its affiliates) pursuant to the Offer is fair to such shareholders.

           o Retention of Counsel. The Special Committee engaged counsel that has not previously performed services for Leucadia or Allcity to serve as independent legal counsel to the Special Committee.

           o Deliberations of the Special Committee. The Special Committee engaged in deliberations concerning the Offer during the period from January 13, 2003 to March 31, 2003. During this period, the Special Committee held several meetings to fully evaluate the Offer.

           o Representation of Shareholders not Affiliated with Leucadia. The Special Committee represented solely the interests of Allcity's shareholders who are not affiliated with Leucadia in connection with the Offer and, intended to act, and did in fact act, in the best interests of these shareholders in connection with its negotiations and deliberations.

           o Negotiation of the Offer Price. The Offer Price and terms of the Offer were negotiated by the Special Committee, resulting in an increase in the Offer Price from $2.00 to $2.75.

           o Option of the Shareholders to Tender. Each shareholder can determine individually whether to tender shares of Common Stock in the Offer. Accordingly, those shareholders that do not believe in the fairness of the Offer are not required to tender their shares of Common Stock and can pursue dissenters' rights under the NYBCL and NYSIL in connection with the Plan of Acquisition.

           o Availability of Dissenters' Rights. The shareholders who do not tender their shares of Common Stock pursuant to the Offer will have the right in connection with the Plan of Acquisition to demand appraisal of the fair value of their shares of Common Stock under the NYBCL and NYSIL, even though a shareholder vote is not required in connection with the Offer or the Plan of Acquisition. See "SPECIAL FACTORS - 8. DISSENTERS' RIGHTS."

                     Given the above listed procedural safeguards, the Special Committee believes, based on its counsel's advice, that the Offer is procedurally fair to the shareholders (other than Leucadia and its affiliates) despite the fact that the Offer is not being submitted to a vote of the shareholders and is not subject to acceptance of the Offer by a majority of the public shareholders. In determining that the Offer is fair to Allcity's shareholders (other than Leucadia and its affiliates), the Special Committee based its determination as to the fairness of the Offer on the above factors as a whole and did not assign specific or relative weights to them. Neither Allcity nor the Board of Allcity has conducted its own independent analysis as to the fairness of the Offer to shareholders (other than Leucadia and its affiliates) and has instead relied upon the Special Committee's findings and unanimous recommendation that the Board of Allcity approve the Offer. In turn, the Special Committee relied on the opinion and related financial analyses of Sanders Morris regarding the Offer.

           OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

                     The Special Committee retained Sanders Morris as its financial advisor in connection with the proposed Offer by Leucadia to acquire all of the outstanding shares of common stock of Allcity at a price of $2.75 per share in cash (the "Transaction"). Sanders Morris made a presentation to the Special Committee and delivered its oral opinion (subsequently confirmed in writing) to the Special Committee during the March 17, 2003 and March 31, 2003 meetings of the Special Committee to the effect that as of March 17, 2003 and March 31, 2003 and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, from a financial point of view, the financial terms of the proposed Transaction were fair to the public shareholders of Allcity.

                     Sanders Morris delivered its written opinion on March 18, 2003 to the effect that, as of March 18, 2003, and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, from a financial point of view, the financial terms of the proposed Transaction was fair to the public shareholders of Allcity. This opinion was subsequently reissued and reaffirmed on March 31, 2003 by Sanders Morris, after Sanders Morris reviewed Allcity's Annual Report on Form 10-K for the year ended December 31, 2002 and confirmed that Allcity did not disclose any information that would adversely affect the opinion.

                     THE FULL TEXT OF THE SANDERS MORRIS WRITTEN OPINION DATED MARCH 31, 2003 IS ATTACHED AS ANNEX A TO THIS OFFER TO PURCHASE. YOU MAY READ SUCH OPINION FOR A DISCUSSION OF ASSUMPTIONS MADE, MATTERS CONSIDERED AND

LIMITATIONS OF THE REVIEW UNDERTAKEN BY SANDERS MORRIS IN RENDERING ITS OPINION. THE SUMMARY OF THE MATERIAL TERMS OF ITS OPINION AND THE METHODOLOGY USED TO RENDER THE OPINION SET FORTH IN THIS OFFER TO PURCHASE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

                     Sanders Morris' opinion is for the information and assistance of the Special Committee in connection with its consideration of the proposed Transaction. Sanders Morris' opinion is limited to the fairness, from a financial point of view, of the proposed Transaction to Allcity and the holders of Allcity Common Stock (other than Leucadia and its affiliates), and it expresses no opinion as to the merits of the underlying decision to engage in the Transaction. Sanders Morris' opinion necessarily is based upon market, economic and other conditions as they existed and could be evaluated on March 18 and March 31, 2003, as the case may be, and Sanders Morris assumes no responsibility to update or revise its opinion based upon circumstances or events occurring after March 31, 2003. Sanders Morris' opinion is not intended to be and does not constitute a recommendation to any of Allcity's shareholders as to whether or not they should tender or withdraw their shares of Common Stock in the Transaction.

                     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Sanders Morris did not attribute any set weight to any factor considered by it, but, rather, made qualitative judgments as to the significance and relevance of each factor. As such, Sanders Morris believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion.

                     No limitations were imposed by Allcity on the scope of Sanders Morris' investigation or the procedures to be followed by Sanders Morris in rendering its opinion, and the management of Allcity cooperated fully with Sanders Morris in connection therewith. In arriving at its opinion, Sanders Morris' fairness analysis was primarily that the estimated fair market value range of "items given up" by Allcity's shareholders was reasonably close to, or less than, the estimated fair market value range of "value received."

                     In arriving at its opinion, Sanders Morris has, among other things:

           o Reviewed Allcity's publicly available audited annual and unaudited quarterly GAAP financial statements from December 31, 1998 to December 31, 2002;

           o Reviewed Allcity's annual and quarterly statutory financial statements from December 31, 1998 to September 30, 2002;

           o Reviewed Allcity's recent press releases dated January 15, 2003, November 14, 2002, August 14, 2002, July 25, 2002,
                      May 13, 2002, April 1, 2002, November 14, 2001, August 14,
                      2001, May 15, 2001, and April 2, 2001;

           o          Reviewed the Group's "Discussion Memorandum" dated July 1,
                      2002;

           o Reviewed the Group's "Leucadia Operations Meeting" Presentation dated December 11, 2001;

           o Reviewed the Group's "Board of Directors Meeting Financial and Operations Summary" Presentation dated December 17, 2001;

           o Reviewed the Group's "Operating Plan During Runoff" Presentation dated December 2001;

           o Reviewed the Group's "Board of Directors Meeting" Presentations dated March, August, September and December 2002 and March 2003;

           o Discussed with management the unaudited preliminary December 31, 2002 balance sheet and adjusted net book value of Allcity and the related assumptions;

           o Reviewed Allcity's budgeted statement of income for Allcity's projected runoff period, dated February 13, 2003;

           o Reviewed a memo from Allcity's Chief Actuary regarding loss and loss adjustment expense reserves as of December 31, 2002, dated February 13, 2003;

           o Discussed with management of Allcity the outlook for future operating results, the assets and liabilities of Allcity, materials in the foregoing documents, and other matters Sanders Morris considered relevant to its inquiry; and

           o Conducted such other studies, analyses and investigations, as Sanders Morris deemed appropriate.


                     With the Special Committee's permission, Sanders Morris assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for Sanders Morris for purposes of its opinion, and has further relied upon the assurances of Allcity's management that it is not aware of any facts that will make such information inaccurate or misleading in any respect material to its analysis. Sanders Morris has neither made nor obtained any independent evaluations or appraisals of Allcity's assets or liabilities, nor has Sanders Morris conducted a physical inspection of Allcity's properties and facilities, nor has Sanders Morris undertaken any audit or actuarial work.

                     Sanders Morris has assumed that the financial forecasts provided to it by Allcity's management and the Special Committee have been reasonably determined on bases reflecting the best currently available estimates and judgment of Allcity's management. Sanders Morris has further assumed in its analyses that, in all material respects, such forecasts and projections will be realized in the amounts and times indicated thereby. Sanders Morris expresses no view as to such forecasts or the assumptions on which they were based. Sanders Morris has relied, as to all legal, accounting and tax matters with respect to the Transaction, on legal counsel, accountants and its other financial advisors. Sanders Morris was not authorized to negotiate the terms of the Transaction, and it has based its opinion solely upon the proposed tender offer as negotiated by others. Sanders Morris was not asked to, and did not, solicit third party offers to acquire all or part of Allcity.

                     Items which follow are noted to create a record of critical factors considered in conjunction with (a) Sanders Morris' overall knowledge of fairness and business transactions from a financial point of view and (b) Sanders Morris' business judgment in rendering a fairness opinion to the Special Committee. Sanders Morris defines "fair market value" as "the price agreed upon between a willing buyer and a willing seller with each having full knowledge of all relevant facts and neither being under any compulsion to act."

                          1. The Offer Prices Represents a Premium over the Historical Trading Prices of the Common Stock. The current tender offer price of $2.75 is a substantial premium over where the stock traded prior to news of the Transaction on January 15, 2003. The facts that (a) the price of Allcity's common stock prior to January 15, 2003 was a substantial discount to $2.75 per share and (b) even the current (March 18, 2003) post-announcement price of approximately $1.75 per share is a discount to $2.75 per share are an important indication of the fairness of the Transaction.

                          2. There are no other Known Parties Interested in Acquiring Allcity in a more Favorable Financial Transaction. There appears to be no other party interested in paying as much as $2.00, let alone $2.75, per share for Allcity. In July 2002, the Group began a serious and reasonable effort to sell its assets and/or operations to any interested party. There were no formal bids or proposals received by the Group. The fact that the Group, after making a reasonable effort, has been unable to generate meaningful interest from any potential buyers of 100% of Allcity at a price near to or greater than $2.75 per share is another important reason why the Transaction is fair to Allcity's public shareholders.

                          3. Based upon the Liquidation Value Valuation Methodology, the Liquidation Value is likely to be less than $2.75. Liquidation value is a variation of the adjusted net book value methodology valuation: The adjusted net book value method estimates the market value of each asset and liability, including off balance-sheet items. Liquidation value is a variation of this method and is appropriate in this case because voluntary liquidation is underway and appears to be the best strategy for Allcity's shareholders. Sanders Morris relied upon the adjusted net book value method over other traditional valuation methodologies because (a) Allcity is not profitable and its operations no longer reflect a normal going concern, (b) Allcity is being liquidated and currently has no earnings, and (c) Sanders Morris and Allcity's management are not aware of any comparable companies or comparable transactions.

                          Allcity is expected to experience operating losses for the next several years primarily due to applicable insurance laws that require Allcity to renew a certain number of private passenger automobile policies (which are not expected to be profitable), the obligation to pay all claims on all existing policies that cannot be cancelled and the overhead and administrative costs that will be required to settle all outstanding claims and maintain the corporate legal entity during the voluntary liquidation. An added "reserve for future operating losses" liability of approximately $10 million was created based upon discussions between Sanders Morris and Allcity's management to account for these future losses and these future losses were discounted to a present value at 2% and 3% discount rates.

                          A second adjustment was made to reduce Allcity's net claim liabilities by discounting future claims payments to a present value at 2% and 3% discount rates.

                          A 2% discount rate was selected by Allcity's management and independently accepted and adopted as part of a 2-3% range by Sanders Morris primarily for the following reasons:


           a) 2% is the average rate of return that Allcity's management reasonably expects Allcity's invested assets to generate during the run-off period. The average duration of Allcity's invested assets is currently less than one year and its management does not expect to significantly increase average duration due to the expected timing of the payment of losses, loss adjustment expense ("LAE"), operating expenses and other cash transactions. Allcity's management believes the duration of Allcity's assets and liabilities are reasonably matched after considering the uncertainty of the timing of actual loss and LAE payment activity during Allcity's voluntary run-off. Given the short duration of the investment portfolio and current market yields, the 2% average return is what Allcity currently expects to earn.

           b) Under the NYSIL, property/casualty insurance companies, including Allcity, are subject to quantitative and qualitative restrictions on their investments intended to ensure that an insurance company's assets consist of conservative investments of appropriate liquidity for the purpose of protecting against loss of capital and income. Therefore, because the types of assets in which Allcity is permitted to invest is limited, Allcity's ability to increase its investment return by investing in less conservative assets is also limited.

           c) In order to comply with applicable insurance laws and regulations governing the required capitalization of an insurance company, any potential buyer of Allcity would be required to cause Allcity to retain its assets and surplus, and would not be permitted, without prior regulatory approval, to use Allcity's assets for its own purposes or reinvest those assets in an effort to increase the purchaser's return on its investment in Allcity.

                          In reviewing the reasons noted by Allcity's management for assuming a 2% discount rate, Sanders Morris independently evaluated and agrees that a buyer's financial model for Allcity would assume that the funds to pay future insurance losses (net of proceeds from reinsurance) would come from Allcity's investment portfolio. Sanders Morris believes that a discount rate of 2-3% is reasonable based on recent conversations with insurance professionals not affiliated with Allcity, a conference call on February 27, 2003 with Allcity's Chief Financial Officer and Chief Actuary and Sanders Morris' other independent research. Sanders Morris considered calculations assuming both 2% (the "2% Case") and 3% (the "3% Case"), as stated in the table of critical calculations which follows.

                        Summary of Critical Calculations

                                                         (in 000's, except per                Adjusted Book Value
                                                              share data)              (in 000's, except per share data)
                                                               12/31/02
                                                              Book Value              2% Case                    3% Case
                                                              ----------              -------                    -------
  Liability for losses & loss adjustment expenses:             $175,588
  Asset for reinsurance:                                       $118,510
    Net Liability                                               $57,078                   $53,716                $52,194
    Amount of this adjustment:                                                             $3,362                 $4,884

  Added reserve for future operating
     losses:                                                        -0-                   $10,207                $10,020
                                                                                          -------                -------

  Net increase in total liabilities:                                                       $6,845                 $5,136

  Resulting decrease in equity:                                                            $6,845                 $5,136

  Resulting equity                                              $19,718                   $12,873                $14,582

  Shares outstanding                                                                        7,079                  7,079

                                                                               -------------------
  Equity value per share                                                                    $1.82                  $2.06
                                                                               -------------------

  Range of equity value per share:
       High (21% range) (a)                                                                 $3.55                  $3.79
       Low (21% range) (a)                                                                  $0.08                  $0.33

  Total assets                                                 $208,465
  Total liabilities                                            $188,747
  Net worth (equity)                                            $19,718


             (a) In order to calculate the High (21% range) and Low (21% range), Sanders Morris calculated plus or minus 21% of $58,437, which amount represents the sum of the "net liability" of $57,078 shown above plus the statutory basis reinsurance recoverable on paid loss/LAE of $1,359. This range was recommended by Allcity's Chief Actuary and considered appropriate by Sanders Morris.

                          Sanders Morris concluded a buyer of Allcity would plan to liquidate Allcity fairly quickly, would assume it is buying an entity that would lose money for several years (no chance of an early operating profit) and later would end up with perhaps roughly $5-20 million of remaining liquid assets and no liabilities (note that the 2% Case has a range of approximately $1 - 25 million of equity value) and would consider the risk that Empire would become insolvent and thus that the remaining Allcity assets would be much less than expected.

                          Sanders Morris concluded that because the cash value of $2.75 per share is 51% above the mid-point in the 2% Case in the preceding "adjusted balance sheet" calculation of $1.82 per share and within the range shown of $0.08-3.55, the Transaction appears to be fair to Allcity's public shareholders from a financial point of view.

                          4. Comparable Transaction and Comparable Company Analysis are not Appropriate Valuation Methodologies for the Transaction. Sanders Morris is unaware of any transactions that it would consider meaningfully comparable to the Transaction. In connection with its evaluation, Sanders Morris conducted a search of appropriate deal databases but was unable to find any such transactions. Accordingly, Sanders Morris concluded that the comparable transaction analysis method of valuation is not an appropriate method to value the Transaction.

                          Sanders Morris is unaware of any companies that it would consider meaningfully comparable to Allcity. In connection with its evaluation of the Transaction, Sanders Morris conducted a search of appropriate databases to identify publicly traded companies comparable to Allcity, but was unable to find any such companies. Accordingly, Sanders Morris concluded that the trading market method of valuation is not appropriate or useful.

                          Accordingly, Sanders Morris did not use either (a) the comparable transaction analysis method or (b) the trading market method in valuing Allcity.

                          5. The Present Value of Future Profits Method of Valuation is not an Appropriate Valuation Methodology for the Transaction. The present value of future profits method uses estimates of future profits and cash flows in connection with present value calculations, in order to value a company. Due to the fact that Allcity is in a voluntary liquidation and is no longer engaged in any business activities except for its claims runoff operations, Allcity is not profitable and its operations no longer reflect a normal going concern. Sanders Morris concluded the present value of future profits is not an appropriate valuation methodology for Allcity.

                          In addition, as part of Sanders Morris' due diligence, Sanders Morris noted the following: (i) Allcity's Chief Financial Officer believed that the proposed tender offer at $2.75 per share from Leucadia is the best alternative for the public shareholders of Allcity, even if other potential buyers are contacted and an auction is conducted. Sanders Morris believes Allcity's Chief Financial Officer has an excellent understanding of both (a) the expected future operating performance of Allcity during the claims runoff period and (b) the estimated fair market value of Allcity's assets, liabilities and future obligations; (ii) based on a letter sent to Sanders Morris on March 12, 2003 outlining the proposed tender offer, it appears that there is no plan for a provision requiring approval of a majority of the public shareholders; and (iii) Allcity's Chief Operating Officer and Chief Financial Officer indicated that they were not aware of any reason why the Transaction is not fair to the Company's public shareholders.

                          Pursuant to an engagement letter dated January 27, 2003, Allcity paid Sanders Morris a fee of $50,000 for the financial advisory services provided by Sanders Morris in connection with the Transaction plus out of pocket expenses and disbursements, including fees and disbursements of counsel to Sanders Morris, actually incurred by Sanders Morris.

3.         POSITION OF LEUCADIA REGARDING FAIRNESS OF THE OFFER

                     Leucadia believes that the Offer is substantively and procedurally fair to Allcity's shareholders (other than Leucadia and its affiliates). Leucadia bases its belief on various factors, including:

           o Formation and Approval of the Offer by the Special Committee. The Special Committee consists entirely of directors who are not affiliated with Leucadia. The Special Committee recommended that the Board of Directors of Allcity approve the Offer and recommend that the shareholders of Allcity (other than Leucadia and its affiliates) accept the Offer.

           o Authority of the Special Committee. The Special Committee was authorized to engage its own counsel, an independent financial advisor and such other professional advisors it deemed appropriate. In addition, no restrictions were placed on the Special Committee in terms of the scope of its review or its ability to independently evaluate any proposal.

           o Opinion of Independent Financial Adviser. The opinion of Sanders Morris rendered to the Special Committee and the Allcity Board that the consideration to be received by the holders of Common Stock (other than Leucadia and its affiliates) pursuant to the Offer is fair from a financial point of view.

           o Procedurally Fair Negotiations. The Offer Price was negotiated between the President of Leucadia and the Special Committee, which acted on behalf of the shareholders of Allcity (other than Leucadia and its affiliates), with the assistance of their financial and legal advisors, in a manner intended to ensure procedural fairness.

           o Allcity's Business and Financial Condition. Allcity's business, financial condition, results of operations, prospects, current business strategy, competitive position in its industry, including the potential impairment of Empire's stand alone statutory surplus and Allcity's ability to collect its reinsurance balances receivable from Empire, which was approximately $91,700,000 as of December 31, 2002, and general economic and stock market conditions.

           o The Offer Price Represents a Premium Over the Historical Trading Prices of the Common Stock. Leucadia considered the current and historical trading prices of the Common Stock prior to the Offer. The Offer Price represents a premium of 1,347% over the $0.19 closing price on January 15, 2003, the last trading day before Leucadia's initial offer of $2.00 was publicly announced and a premium of 53% over the $1.80 closing price on March 24, 2003, the day before the Offer Price was publicly announced by Allcity. In addition, the Offer Price of $2.75 is substantially higher than the $2.00 price initially proposed by Leucadia.

           o Limited Liquidity of the Common Stock. The trading market for the shares of Common Stock has been relatively illiquid and the Offer provides Allcity's shareholders with the opportunity to receive liquidity in the form of cash for their shares of Common Stock at a significant premium to historical trading prices without any transaction costs.

           o Consideration in the Offer. The consideration to be paid in the Offer to holders of shares of Common Stock is all cash, eliminating any uncertainties in valuing the consideration to be received by the public holders and allowing shareholders to receive cash despite an illiquid market for the shares of Common Stock.

           o Structure of the Transaction. The transaction has been structured to include a first-step cash tender offer for all of the outstanding shares of Common Stock that is not dependent upon the prior approval of the NYID, thereby enabling shareholders who tender their shares of Common Stock to promptly receive $2.75 per share in cash, and, if the Plan of Acquisition that provides for consideration equal to the price received in the Offer is approved by the NYID, any public shareholders who do not tender their shares of Common Stock and who do not perfect their Dissenters' Rights pursuant to the subsequent Plan of Acquisition will receive the same cash price per share and there would be no transaction costs to the shareholders of Allcity

           o Availability of Dissenters' Rights. The shareholders who do not tender their shares of Common Stock pursuant to the Offer will have the right in connection with the Plan of Acquisition to demand appraisal of the fair value of their shares of Common Stock under the NYBCL and NYSIL, even though a shareholder vote is not required in connection with the Offer or the Plan of Acquisition. See "SPECIAL FACTORS - 8. DISSENTERS' RIGHTS."

                     The Offer is not structured to require that a majority of the Common Stock owned by the public tender their shares in the Offer. The Board of Directors of Allcity has established a Special Committee that is comprised of directors of Allcity not affiliated with Leucadia for purposes of negotiating the terms of the Offer and/or preparing a report concerning the fairness of the transaction. The Special Committee has retained its own financial advisor and counsel in connection with the Offer.

                     Leucadia did not quantify or otherwise attempt to assign relative weights to the specific factors they each considered in reaching their conclusions as to fairness.

                     Leucadia had no involvement in the Special Committee's evaluation of the fairness of the Offer to the shareholders of Allcity. Leucadia has determined that the Offer is substantively and procedurally fair based upon the factors stated in this Offer to Purchase, including the approval by the Special Committee and Allcity's Board of Directors, the opinion of Sanders Morris and arms length negotiations between the President of Leucadia and the Special Committee. Leucadia did not consider any other factors to be relevant to their determination as to the fairness of the Offer to the shareholders of Allcity.

                     The foregoing discussion of the information and factors considered and given weight by Leucadia is not intended to be exhaustive but is believed to include all material factors considered by Leucadia in connection with the fairness of the Offer to Allcity's public shareholders.

4.         PURPOSE AND STRUCTURE OF THE OFFER; REASONS OF LEUCADIA FOR THE OFFER

                     The purpose of the Offer is for Leucadia to increase its ownership of the outstanding Common Stock of Allcity from approximately 91.24% to not less than 95%. The consummation of the Offer would permit Leucadia to beneficially acquire the remaining shares of Common Stock pursuant to a Plan of Acquisition in accordance with Section 7118 of the NYSIL and would permit Empire to effect a short form merger, in each case subject to the prior approval of the NYID.

                     The acquisition of shares of Common Stock not owned by Leucadia or its affiliates has been structured as a cash tender offer followed by the Plan of Acquisition in order to effect a prompt and orderly transfer of ownership of Allcity from its public shareholders to Leucadia and to provide those shareholders with cash for all of their shares of Common Stock. Proceeding with the Offer at this time would also afford Allcity's shareholders an opportunity to dispose of their shares at a significant premium over market prices prior to the commencement of the Offer without any transaction costs. Consummation of the Offer is not conditioned upon approval of the NYID, but consummation of each of the Plan of Acquisition and the Merger is subject to NYID prior approval and there can be no assurance that such approval will be obtained.

                     Causing Allcity to be privately held would reduce management's commitment of resources with respect to procedural and compliance requirements of a public company and would reduce costs associated with Allcity's obligations and reporting requirements under the securities laws, including the costs of preparing, printing and mailing annual reports and proxy statements and the fees and expenses of a transfer agent and registrar. The Merger would eliminate the negative effects of Section 1408 of the NYSIL on Empire's statutory surplus levels. In addition, eliminating the procedural and compliance requirements of a public company would simplify the liquidation of the Group by permitting Leucadia to operate and oversee the liquidation of Allcity without considering the interests of Allcity's minority shareholders.

5.         PLANS FOR ALLCITY AFTER THE OFFER; CERTAIN EFFECTS OF THE OFFER

                     In the event that the Minimum Condition is satisfied, upon completion of the Offer Leucadia intends to, directly, or indirectly through one of its subsidiaries, acquire beneficial ownership of the shares of Common Stock that were not tendered in the offer pursuant to the Plan of Acquisition. The Plan of Acquisition would be subject to the prior approval of the NYID. See "SPECIAL FACTORS - 7. THE PLAN OF ACQUISITION AND THE MERGER." Thereafter, Leucadia intends to cause Empire and Allcity to merge, which would also be subject to the prior approval of the NYID. Except as otherwise described in this Offer to Purchase, and other than the Plan of Acquisition and the Merger, Leucadia has no current plans or proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Allcity; (ii) any purchase, sale or transfer of a material amount of assets of Allcity; (iii) any change in the management of Allcity or any change in any material term of the employment contract of any executive officer; or (iv) any other material change in Allcity's corporate structure or business. The NYID may not approve the Plan of Acquisition or may seek to impose different terms and conditions, including consideration in an amount that is less than or more than the Offer Price. There can be no assurance that the NYID will approve the Plan of Acquisition upon the terms and conditions submitted by Leucadia or one of its subsidiaries.

                     As previously indicated, Empire and Allcity are sometimes referred to in this Offer to Purchase as "the Group". As previously announced, the Group has commenced a voluntarily liquidation of all of the operations of the Group and it is not expected that the Plan of Acquisition or the Merger will affect such liquidation. Empire and Allcity currently operate under a pooling agreement. As a result of the Merger, the pooling agreement will be eliminated and Empire and Allcity will be a single entity with Empire as the surviving corporation. Leucadia expressly reserves the right to cause Allcity to make any changes that it deems necessary or appropriate in light of future developments (including not pursuing the Merger) and may pursue transactions such as sales of certain operations that result in benefits to Allcity.

                     As a result of the Offer, the direct and indirect interest of Leucadia in Allcity's net book value and net earnings will increase to the extent of the number of shares of Common Stock acquired under the Offer. Following consummation of the Plan of Acquisition, Leucadia's direct and indirect interest in such items will increase to 100% and Leucadia and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by Allcity's operations and any future increase in Allcity's value and the right to elect all members of Allcity's Board of Directors. Similarly, Leucadia will also bear the risk of losses generated by Allcity's operations and any decrease in the value of Allcity after the Plan of Acquisition. Leucadia will be able to direct the liquidation of the Group through Empire and Allcity without having to consider the interests of Allcity's public shareholders. Upon consummation of the Plan of Acquisition, Allcity will become a privately held corporation and the shares of Common Stock will cease to be quoted on the OTC BB. In addition, depending upon the success of the Offer, the registration of the shares of Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may be terminated upon application by Allcity to the Securities and Exchange Commission (the "Commission") as the shares of Common Stock are not listed on a national securities exchange and there will be fewer than 300 record holders. Accordingly, following the Offer there may be no publicly traded common stock of Allcity outstanding. See "THE TENDER OFFER--7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION."

6.         INTERESTS OF CERTAIN PERSONS IN THE OFFER

                     Management. Allcity does not remunerate its executive officers directly. Executive officers of Allcity are also officers of Empire, which pays all salaries. Allcity operates under the same general management as Empire and has full use of Empire's personnel, information technology systems and facilities. All such salaries and other operating expenses are shared by Allcity and Empire pursuant to the pooling arrangement under which 30% of such expenses are charged to Allcity.

                     Interlocking Directors and Officers. Shareholders should be aware that certain officers and directors of Leucadia and Allcity have interests in the Offer which may present them with certain potential conflicts of interest. In particular, 5 of the 13 directors of Allcity are also executive officers of Leucadia (two of whom, Ian M. Cumming and Joseph S. Steinberg, are also directors and principal shareholders of Leucadia) and one of the other thirteen directors of Allcity is also a director of Leucadia. In addition, each of the members of the Board of Directors of Allcity is also a member of the Board of Directors of Empire. Also, as mentioned above, each executive officer of Allcity is also an officer of Empire. The Board of Directors of Allcity appointed a Special Committee that is comprised of directors not affiliated with Leucadia to represent the interests of the public shareholders. See "SPECIAL FACTORS - 2. RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD; FAIRNESS OF THE OFFER."

                     Ownership Interest of Leucadia. Shareholders also should be aware that, as a result of Leucadia's current beneficial ownership of approximately 91.24% of the issued and outstanding shares of Common Stock and its nominees who serve on Allcity's Board, Leucadia controls Allcity. The Boards of Directors of Empire and Allcity are currently identical.

                     Financial Advisors. Pursuant to an engagement letter dated January 27, 2003, Allcity has paid Sanders Morris an opinion fee of $50,000 for the financial advisory services provided by Sanders Morris in connection with the Offer plus out of pocket expenses and disbursements, including fees and disbursements of counsel to Sanders Morris, actually incurred by Sanders Morris.

                     Indemnification. Each member of the Board of Directors is entitled to certain rights of indemnification and to be insured by Allcity with respect to certain matters in connection with the Offer, the Plan of Acquisition and any related transactions.

7.         THE PLAN OF ACQUISITION AND THE MERGER

                     The Plan of Acquisition and the Merger. In the event that at least 265,886 shares of Common Stock are purchased in the Offer and Leucadia (or one of its subsidiaries) receives the approval of the NYID for the Plan of Acquisition, Leucadia, directly, or indirectly through one of its subsidiaries, intends to acquire beneficial ownership of the shares of Common Stock not tendered in the Offer pursuant to the Plan of Acquisition in accordance with the applicable provisions of the NYSIL.

                     The NYID may not approve the Plan of Acquisition or may seek to impose different terms and conditions, including consideration in an amount that is less than or more than the Offer Price. There can be no assurance that the NYID will approve the Plan of Acquisition upon the terms and conditions submitted by Leucadia or one of its subsidiaries.

                     Following consummation of the Plan of Acquisition, Leucadia will beneficially own 100% of the Common Stock of Allcity. By virtue of the Plan of Acquisition and without any action on the part of the holder of any shares of Common Stock, each issued and outstanding share of Common Stock (other than shares owned by Allcity and any shares owned by Leucadia and its affiliates and Dissenting Shares) automatically will be converted into the right to receive the Offer Price in cash without interest and each holder of a certificate representing any such shares of Common Stock will cease to have any rights with respect thereto, except to receive the Offer Price upon surrender of such certificate, without interest.

                     The Merger. Following consummation of the Plan of Acquisition and subject to the prior approval of the NYID, Leucadia intends to cause Allcity to merge with and into Empire in accordance with the applicable provisions of the NYBCL and the NYSIL. Following the Merger, the separate corporate existence of Allcity will cease and Empire will continue as the Surviving Corporation and Empire will continue as an indirect wholly-owned subsidiary of Leucadia.

                     Dissenters' Rights. Shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who did not tender such shares in the Offer and who comply with the relevant provisions of Section 623 of the NYBCL and Section 7119 of the NYSIL will not be converted into or be exchangeable for the right to receive the consideration offered in the Plan of Acquisition. Instead such shareholders will have the fair value of their shares appraised pursuant to statutory procedures contained in Section 623 of the NYBCL and Section 7119 of the NYSIL. The appraisal process may result in shareholders receiving an amount that is less than, more than or equal to the Offer Price they would have received had they tendered their shares in the Offer. See "SPECIAL FACTORS - 8. DISSENTERS' RIGHTS."

8.         DISSENTERS' RIGHTS

                     Allcity shareholders do not have any appraisal rights in connection with the Offer. However, pursuant to Section 623 of the NYBCL and
Section 7119 of the NYSIL, any holder of shares of Common Stock at the Effective Time (a "Remaining Shareholder") who does not wish to accept the consideration offered pursuant to the Plan of Acquisition will have the right to seek an appraisal and be paid the "fair value" of its shares of Common Stock as of the Effective Time (exclusive of any element of value arising from the accomplishment or expectation of the Plan of Acquisition) judicially determined and paid to it in cash provided that such holder complies with the provisions of
Section 623 of the NYBCL and Section 7119 of the NYSIL.

                     The following is a brief summary of the statutory procedures to be followed by a Remaining Shareholder in order to perfect appraisal rights under New York law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 623 of the NYBCL and
Section 7119 of the NYSIL, the text of which are respectively set forth in Annex B and Annex C hereto. Any Remaining Shareholder considering demanding appraisal is advised to consult legal counsel since the failure to comply strictly within these provisions will result in loss of dissenters' rights. Appraisal rights will not be available unless and until the Plan of Acquisition is consummated.

                     APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH BELOW IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO SHAREHOLDERS IF THE PLAN OF ACQUISITION IS CONSUMMATED. SHAREHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE PLAN OF ACQUISITION WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH SHAREHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

                     SHAREHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER FOR SUCH SHARES.

                     The corporation acquiring the shares of Common Stock not tendered in the Offer is required to mail to the Remaining Shareholders a copy of the Plan of Acquisition or a summary thereof that has been approved by the NYID (the "Notice of Plan of Acquisition") to the effect that the Plan of Acquisition is effective and that appraisal rights are available (and includes in such notice a statement clearly describing the rights of dissenting shareholders to demand appraisal and any other information required thereby) within 20 days of such date.

                     Remaining Shareholders of record who desire to exercise their appraisal rights must fully satisfy all of the following conditions. Within 20 days after the giving of such notice, any Remaining Shareholder who elects to dissent must file with the corporation that filed and adopted the Plan of Acquisition, or if Allcity is the entity that files and adopts the Plan of Acquisition, to Leucadia (in each case the entity that the dissent is filed with is referred to as the "Corporation"), a written notice of such election, stating the shareholder's name and residence address, the number of shares of Common Stock as to which dissent is made and a demand for payment of the fair value of such shares. A shareholder may not dissent as to less than all Common Shares beneficially owned by him.

                     A demand for appraisal must be executed by or for the shareholder of record, fully and correctly, as the shareholder's name appears on the stock certificates. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

                     A record owner, such as a broker, who holds shares of Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares of Common Stock held for all or less than all beneficial owners of shares of Common Stock as to which the holder is the record owner. In that case the written demand must set forth the number of shares of Common Stock covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Common Stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights within 20 days following the mailing of the Notice of Plan of Acquisition.

                     At the time of filing the notice of election to dissent or within one month thereafter, such Remaining Shareholder must submit certificates representing all such Common Stock to Allcity or its transfer agent. Failure to submit the certificates may result in the loss of such shareholder's dissenter's rights. Within 15 days after the expiration of the period within which shareholders may file their notices of election to dissent, or within 15 days after consummation of the Plan of Acquisition, whichever is later, the corporation that filed and adopted the Plan of Acquisition shall make a written offer to each such dissenting shareholder who has filed such notice of election to pay for the Common Shares at the consideration offered in the Plan of Acquisition. At any time within sixty (60) days after the consummation of the Plan of Acquisition, any Remaining Shareholder shall have the right to withdraw his or her demand for appraisal and to accept the consideration offered in the Plan of Acquisition. Except that if a written offer is made to such Remaining Shareholder(s) after the statutory 15 day period following the consummation of the Plan of Acquisition, the time for withdrawing a notice of election to dissent shall be extended until sixty days from the date such offer is made. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the corporation acquiring the shares of Common Stock.

                     If the Corporation fails to make the offer within the fifteen day period or if the Corporation makes the offer within the fifteen day period and any Remaining Shareholders fail to agree with it upon the price to be paid for the shares within thirty days thereafter, the Corporation shall within 20 days after the expiration of the applicable period referred to above, institute a proceeding in the Supreme Court to determine the rights of Remaining Shareholders and to fix the fair value of the shares. If the Corporation fails to institute such proceeding within such 20 day period, the Remaining Shareholder may institute such proceeding for the same purpose not later than 30 days after the expiration of such 20 day period. All Remaining Shareholders, except those who have agreed with the Corporation as to the price to be paid for their shares shall be made parties to the proceeding. If no proceeding for appraisal is instituted with the Supreme Court by a dissenting shareholder within such 30 day period referred to above, any dissenters' rights will be lost unless the Supreme Court, for good cause shown, directs otherwise. Inasmuch as Allcity has no obligation to file such a petition, and Leucadia has no present intention to cause or permit the acquiring corporation to do so, any shareholder who desires such a petition to be filed is advised to file it on a timely basis. No petition timely filed in the New York Supreme Court demanding appraisal shall be dismissed as to any shareholder without the approval of the New York Supreme Court and such approval may be conditioned upon such terms as the New York Supreme Court deems just.

                     If the corporation that filed and adopted the Plan of Acquisition and the dissenting Remaining Shareholders are unable to agree as to what constitutes fair value, Section 623 of NYBCL provides for judicial determination of fair value. The court should determine the fair value of the shares without a jury and without referral to an appraiser or referee. In determining fair value, the New York Court of Appeals is to take into account all relevant factors. In Friedman v. Beway Realty Corp., the New York Court of Appeals discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that the "three major elements of fair value are net asset value, investment value and market value. The particular facts and circumstances will dictate which elements must influence the result." The New York Court of Appeals stated that in making this determination of fair value the court should consider "the subsequent economic impact on value of the very transaction giving rise to appraisal rights, as supplemental to the three basic value factors (net asset, investment and market values)."

                     Each party will bear its own costs and expenses for any appraisal proceedings, including legal and other professional fees and expenses. However, the New York Supreme Court may in its discretion, apportion and assess all or any part of the costs, expenses and fees against any or all of the dissenting shareholders if the Court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. Conversely, all or any of the costs, expenses and fees may be apportioned and against the corporation adopting the Plan if the New York Supreme Court makes a determination, among other things, that the fair value exceeds the offer price or that the action of the corporation adopting the Plan was arbitrary, vexatious or otherwise not in good faith. Under NYBCL Section 623(h)(6), the New York Supreme Court can also award interest on amounts payable to a dissenting shareholder under certain circumstances.

                     Upon consummation of the Plan of Acquisition, a dissenting shareholder shall cease to have any of the rights of a shareholder, except the right to be paid the fair value of the shares and any other rights under Section 7119 of the NYSIL and Section 623 of NYBCL.

                     Failure to take any required step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights.

9.         BENEFICIAL OWNERSHIP OF COMMON STOCK

                     The following table sets forth certain information as of March 31, 2003, regarding the amount of Common Stock beneficially owned by each of the executive officers, each director of Allcity, all directors and executive officers of Allcity as a group, and each person known to Allcity to own beneficially more than five percent of the outstanding shares of Common Stock. All shares of Common Stock shown reflect sole voting and investment power except as otherwise noted.

                     According to rules adopted by the Commission, a person is the "beneficial owner" of securities if that person has or shares the power to vote such securities or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right of conversion of a security, or otherwise. Allcity only has shares of Common Stock outstanding.

                                      Number of Shares and
Name or Group                         Nature of Beneficial Ownership      Percent of Class
-------------                         ------------------------------      ----------------
Empire Insurance Company
45 Main Street
Brooklyn, NY 11201(1)                             5,987,401                    84.58%
Baldwin Enterprises, Inc.
529 East South Temple
Salt Lake City, Utah 84102(1)                      471,407                      6.66%
Ian M. Cumming                                       (2)                         (2)
Joseph S. Steinberg                                  (2)                         (2)
Martin Bernstein                                     (3)                         (3)
James E. Jordan                                      (3)                         (3)
Christopher J. Gruttemeyer                           (3)                         (3)
Thomas E. Mara                                       (3)                         (3)
Rocco J. Nittoli                                     (3)                         (3)
Joseph A. Orlando                                    (3)                         (3)
H.E. Scruggs                                         (3)                         (3)
Louis V. Siracusano                                   0                           0
Daniel G. Stewart                                     0                           0
Lucius Theus                                          0                           0
Harry H. Wise                                        (3)                         (3)
Douglas Whitenack                                    (3)                         (3)
Edward Hayes                                          0                           0
All   current   directors   and   executive
officers as a group (15 persons)                     (3)                         (3)


----------------------------

(1) Leucadia indirectly owns 100% of the capital stock of Empire and Baldwin Enterprises, Inc.

(2) Although neither Mr. Cumming nor Mr. Steinberg directly owns any Common Stock, by virtue of their respective interest of approximately 16.6% and 15.4% in Leucadia (as of April 11, 2003) and their positions as directors and Chairman and President, respectively, of Leucadia, each may be deemed to be the beneficial owner of shares of common stock of Allcity beneficially owned by Leucadia through its subsidiaries, Empire and Baldwin Enterprises, Inc.

(3) Messrs. Bernstein, Gruttemeyer, Jordan, Mara, Orlando, Scruggs, Wise, Nittoli and Whitenack do not own any shares of Common Stock. However, each of Messrs. Bernstein, Gruttemeyer, Jordan, Mara, Orlando, Scruggs, Wise, Nittoli and Whitenack beneficially owns common shares and/or the right to acquire common shares of Leucadia, which shares individually and in the aggregate represent less than 1% of Leucadia's common shares outstanding.

10.        TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

                     To Leucadia's and Empire's knowledge, no transactions in the shares of Common Stock, have been effected during the past sixty (60) days by Allcity or its executive officers, directors and affiliates, or by Leucadia or its executive officers, directors, affiliates or majority owned subsidiaries (including Empire) and any executive officer or director of any subsidiary of Leucadia. Except as set forth in this Offer to Purchase, no transactions in the shares of Common Stock have been effected by Leucadia or Empire during the past two years.

                     Except as set forth in this Offer to Purchase, neither Leucadia nor, to Leucadia's knowledge, any of Allcity's affiliates, directors or executive officers or any person (other than Leucadia) controlling Allcity is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of Allcity (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Except as described in this Offer to Purchase, since the second full fiscal year preceding the date of this Offer to Purchase, no contracts or negotiations concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of Allcity, an election of directors of Allcity, or a sale or other transfer of a material amount of assets of Allcity, has been entered into or has occurred between any affiliates of Allcity, Leucadia or Empire or between Allcity or any of its affiliates and any non affiliated person. Except as described in this Offer to Purchase, since the third full fiscal year preceding the date of this Offer to Purchase, Allcity has not made any underwritten public offering of the shares of Common Stock that was (i) registered under the Securities Act of 1933 or (ii) exempt from registration under the Securities Act of 1933 pursuant to Regulation A thereunder.

                     To the best of Leucadia's knowledge, after reasonable inquiry, all of the directors or executive officers of Allcity, other than those individuals, if any, for whom the tender of shares of Common Stock could cause them to incur liability under the provisions of Section 16(b) of the Exchange Act, and other than those individuals who intend to make charitable contributions of shares of Common Stock, intend to tender pursuant to the Offer or sell shares of Common Stock held by them.

11.        RELATED PARTY TRANSACTIONS

                     All insurance business written by Allcity is subject to a pooling agreement with Empire under which Allcity and Empire effectively operate as one company for their insurance operations. The pooling agreement and subsequent amendments were approved by the NYID. Allcity operates under the same general management as Empire and has full use of Empire's personnel, information technology systems and facilities. As of March 31, 2003, Empire and Allcity had 88 full time employees. Currently, all premiums, losses, loss adjustment expenses and other underwriting expenses are shared on the basis of 70% to Empire and 30% to Allcity.

                     Pursuant to the pooling agreement, Allcity has a net reinsurance recoverable from Empire. As of December 31, 2002, Allcity's reinsurance recoverable from Empire is $91,700,000, representing 44% of Allcity's total assets. While this liability is reflected on Empire's stand-alone statutory financial statements, Empire's statutory surplus (after deducting this liability) is approximately $5,300,000 as of December 31, 2002, which is approximately $2,000,000 above the minimum required under New York insurance regulations. Further deterioration in Empire's surplus could impair Empire's ability to pay the full amount due to Allcity. Further, any adverse regulatory action taken against Empire in the future could also impair Allcity's ability to fully collect its reinsurance recoverable.

                     Allcity has been included in the consolidated federal income tax returns of Leucadia since 1993. Under the terms of the tax sharing agreement between Leucadia and Allcity, Allcity computes its tax provision on a separate return basis and is either charged its share of federal income tax resulting from its taxable income or is credited for tax benefits resulting from its losses to the extent Allcity could use the losses on a separate return basis.

                     The information set forth in Allcity's Annual Reports on Form 10-K for the years ended December 31, 2002 and December 31, 2001, as amended, under the title "Item 13 - Certain Relationships and Related Transactions" is incorporated herein by reference.

                                THE TENDER OFFER

                     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Leucadia will accept for payment and thereby purchase all shares of Common Stock validly tendered and not withdrawn in accordance with the procedures set forth in "4. Withdrawal Rights" on or prior to the Expiration Date (as hereinafter defined). The term "Expiration Date" means 5:00 p.m., New York City time, on Wednesday, May 28, 2003, unless and until Leucadia, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by Leucadia, shall expire.

                     Leucadia may waive any or all of the conditions to its obligation to purchase shares of Common Stock pursuant to the Offer. If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, Leucadia may elect to
(i) terminate the Offer and return all tendered shares of Common Stock to tendering shareholders, (ii) waive all of the unsatisfied conditions and, subject to any required extension, purchase all shares of Common Stock validly tendered by the Expiration Date and not properly withdrawn or (iii) extend the Offer and, subject to the right of shareholders to withdraw shares of Common Stock until the new Expiration Date, retain the shares of Common Stock that have been tendered until the expiration of the Offer as extended.

                     Subject to the applicable regulations of the Commission, Leucadia also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) delay acceptance for payment of or, regardless of whether such shares of Common Stock were theretofore accepted for payment, payment for any shares of Common Stock pending receipt of any regulatory or governmental approvals specified in "12. Certain Legal Matters; Required Regulatory Approvals," (ii) terminate the Offer (whether or not any shares of Common Stock have theretofore been accepted for payment) if any of the conditions referred to in "11. Certain Conditions to the Offer" has not been satisfied or upon the occurrence of any of the events specified in "11. Certain Conditions to the Offer" and (iii) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. Leucadia acknowledges (i) that Rule 14e-1(c) and Rule 13e-4(f) under the Exchange Act requires Leucadia to pay the consideration offered or return the shares of Common Stock tendered promptly after the termination or withdrawal of the Offer and (ii) that Leucadia may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the preceding sentence), any shares of Common Stock upon the occurrence of any of the conditions specified in "11. CERTAIN CONDITIONS TO THE OFFER" without extending the period of time during which the Offer is open. See "THE TENDER OFFER -- 11. CERTAIN CONDITIONS TO THE OFFER."

                     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Leucadia may choose to make any public announcement, subject to applicable law (including Rules 13e-3(e), 13e-4(e), 13e-4(d), 14d-4(d), 14d-6(c) and 14e-1 under the

Exchange Act, which require that material changes be promptly disseminated to holders of shares of Common Stock), Leucadia shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

                     If Leucadia makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Leucadia will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 13e-3(e), 13e-4(e), 13e-4(f), 14d-4(d), 14d-6(c) and 14e-1
under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to shareholders. Accordingly, if prior to the Expiration Date, Leucadia decreases the number of shares of Common Stock being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of shares of Common Stock, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

                     Allcity has provided Leucadia with Allcity's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of shares of Common Stock. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares of Common Stock and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares of Common Stock, or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of Common Stock.

                     2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Leucadia will purchase, by accepting for payment, and will pay for, all shares of Common Stock validly tendered and not withdrawn (as permitted by "4. Withdrawal Rights") prior to the Expiration Date promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in "11. Certain Conditions to the Offer". In addition, subject to applicable rules of the Commission, Leucadia expressly reserves the right to delay acceptance for payment of, or payment for, shares of Common Stock pending receipt of any regulatory or governmental approvals specified in "12. Certain Legal Matters; Required Regulatory Approvals."

                     In all cases, payment for shares of Common Stock purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such shares of Common Stock or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such shares of Common Stock into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in "3. Procedures for Accepting the Offer and Tendering Shares", (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

                     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the shares of Common Stock which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Leucadia may enforce such agreement against such participant.

                     For purposes of the Offer, Leucadia will be deemed to have accepted for payment, and thereby purchased, shares of Common Stock validly tendered and not withdrawn, if and when Leucadia gives oral or written notice to the Depositary of Leucadia's acceptance of such shares of Common Stock for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for shares of Common Stock purchased pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Leucadia and transmitting payment to validly tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES OF COMMON STOCK BE PAID BY LEUCADIA BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

                     If any tendered shares of Common Stock are not purchased pursuant to the Offer for any reason, or if certificates representing shares of Common Stock are submitted representing more shares of Common Stock than are tendered, certificates representing unpurchased or untendered shares of Common Stock will be returned, without expense to the tendering shareholder (or, in the case of shares of Common Stock delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in "3. Procedures for Accepting the Offer and Tendering Shares," such shares of Common Stock will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

                     Leucadia reserves the right to transfer or assign, in whole or from time to time in part, to one or more of Leucadia's subsidiaries or affiliates the right to purchase all or any portion of the shares of Common Stock tendered pursuant to the Offer, but any such transfer or assignment will not relieve Leucadia of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for shares of Common Stock validly tendered and accepted for payment pursuant to the Offer.

                     3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.


VALID TENDER OF SHARES

                     Except as set forth below, in order for shares of Common Stock to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of shares of Common Stock, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) certificates representing tendered shares of Common Stock must be received by the Depositary, or such shares of Common Stock must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

                     Shareholders who hold shares through brokers or banks are urged to consult with such brokers and banks to determine whether transaction costs are applicable if the shareholders tender shares through brokers or banks and not directly to the Depositary.

                     THE METHOD OF DELIVERY OF CERTIFICATES REPRESENTING TENDERED SHARES OF COMMON STOCK, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY TRANSFER

                     The Depositary will make a request to establish accounts with respect to the shares of Common Stock at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of shares of Common Stock by causing the Book-Entry Transfer Facility to transfer the shares of Common Stock into the Depositary's account at such Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of shares of Common Stock may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

                     DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

SIGNATURE GUARANTEES

                     No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this paragraph, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the shares of Common Stock) of shares of Common Stock tendered therewith and such registered holder(s) has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such shares of Common Stock are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for shares of Common Stock are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for shares of Common Stock not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such shares of Common Stock must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

GUARANTEED DELIVERY

                     If a shareholder desires to tender shares of Common Stock pursuant to the Offer and its certificates for shares of Common Stock are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

           (i) such tender is made by or through an Eligible Institution;

           (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Leucadia, is received by the Depositary, as provided below, prior to the Expiration Date; and

           (iii) the certificates for (or a Book-Entry Confirmation with respect to) the shares of Common Stock, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the National Association of Securities Dealers Association Automatic Quotation System, Inc. is open for business.

                     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

                     Notwithstanding any other provision hereof, payment for shares of Common Stock accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for, or of Book-Entry Confirmation with respect to, such shares of Common Stock, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when certificates representing, or Book-Entry Confirmations of, such shares of Common Stock are received into the Depositary's account at a Book-Entry Transfer Facility.

BACKUP FEDERAL TAX WITHHOLDING

                     UNDER THE U.S. BACKUP FEDERAL INCOME TAX WITHHOLDING RULES APPLICABLE TO CERTAIN SHAREHOLDERS OTHER THAN CERTAIN EXEMPT SHAREHOLDERS, INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN ENTITIES, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD ANY PAYMENTS MADE TO THOSE SHAREHOLDERS PURSUANT TO THE OFFER AT A STATUTORY ESTABLISHED RATE (30% FOR REPORTABLE PAYMENTS MADE IN 2003). TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING ON PAYMENTS WITH RESPECT TO THE PURCHASE PRICE OF SHARES OF COMMON STOCK PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER SHOULD CERTIFY TO THE DEPOSITARY THAT HE IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY PROPERLY PROVIDING THE DEPOSITARY WITH (I) A PROPERLY EXECUTED FORM W-8BEN, W-8ECI, W-8EXP OR W-8IMY (WITH APPLICABLE ATTACHMENTS) AS APPROPRIATE, OR (II) SUCH SHAREHOLDERS' TAXPAYER IDENTIFICATION NUMBER ON A PROPERLY EXECUTED FORM W-9 (INCLUDED IN THE LETTER OF TRANSMITTAL). SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL.

APPOINTMENT AS PROXY

                     By executing the Letter of Transmittal, a tendering shareholder irrevocably appoints designees of Leucadia, and each of them, as such shareholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the shares of Common Stock tendered by such shareholder and accepted for payment and paid for by Leucadia and with respect to all other shares of Common Stock and other securities or rights issued or issuable in respect of such shares of Common Stock on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered shares of Common Stock. Such appointment will be effective when, and only to the extent that, Leucadia pays for such shares of Common Stock by depositing the purchase price therefor with the Depositary. Upon such payment, all powers of attorney and proxies given by such shareholder with respect to such shares of Common Stock, and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such shareholder (and, if given, will not be deemed effective). The Depositary or other designees of Leucadia will, with respect to the shares of Common Stock for which such appointment is effective, be empowered to exercise all voting and other rights of the shareholder as they in their sole discretion may deem proper at any annual or special meeting of Allcity's shareholders, or any adjournment or postponement thereof. Leucadia reserves the right to require that, in order for shares of Common Stock to be deemed validly tendered, immediately upon the payment for such shares of Common Stock, Leucadia or its designee must be able to exercise full voting rights with respect to such shares of Common Stock and other securities, including voting at any meeting of shareholders.

DETERMINATION OF VALIDITY

                     All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares of Common Stock will be determined by Leucadia, in its sole discretion, whose determination shall be final and binding on all parties. Leucadia reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Leucadia's counsel, be unlawful. Leucadia also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of shares of Common Stock of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders.

                     Leucadia's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of shares of Common Stock will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Leucadia, or any of its affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

                     Leucadia's acceptance for payment of shares of Common Stock tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Leucadia upon the terms and subject to the conditions of the Offer.

                     4. WITHDRAWAL RIGHTS. Except as otherwise provided in this section, tenders of shares of Common Stock made pursuant to the Offer are irrevocable. Shares of Common Stock tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after May 28, 2003 (or such later date as may apply in case the Offer is extended).

                     If, for any reason whatsoever, acceptance for payment of any shares of Common Stock tendered pursuant to the Offer is delayed, or Leucadia is unable to accept for payment or pay for shares of Common Stock tendered pursuant to the Offer, then, without prejudice to Leucadia's rights set forth herein, the Depositary may, nevertheless, on behalf of Leucadia, retain tendered shares of Common Stock and such shares of Common Stock may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in this section. Any such delay will be by an extension of the Offer to the extent required by law.

                     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the shares of Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn and the name of the registered holder of the shares of Common Stock to be withdrawn, if different from the name of the person who tendered the shares of Common Stock. If certificates evidencing shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares of Common Stock have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares of Common Stock have been delivered pursuant to the procedures for book-entry transfer as set forth in "3. Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Common Stock and otherwise comply with such Book-Entry Transfer Facility's procedures.

                     Withdrawals of shares of Common Stock may not be rescinded. Any shares of Common Stock properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in "3. Procedures for Accepting the Offer and Tendering Shares."

                     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Leucadia, in its sole discretion, whose determination shall be final and binding. None of Leucadia or any of its affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

                     5. CERTAIN TAX CONSEQUENCES.

FEDERAL INCOME TAX

                     Sale or exchange of shares of Common Stock pursuant to the Offer, the Plan of Acquisition or upon exercise of Dissenters' Rights will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. A shareholder who accepts the Offer, or who exchanges shares of Common Stock in the Plan of Acquisition or upon exercise of Dissenters' Rights, will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and his adjusted tax basis for the shares of Common Stock sold or exchanged pursuant to the Offer, the Plan of Acquisition or the exercise of Dissenters' Rights, as the case may be. Such gain or loss will be capital gain or loss, provided the shares of Common Stock are held as capital assets, and any such capital gain or loss will be long term if, as of the date of sale or exchange, the shares of Common Stock were held for more than one year or will be short term if, as of such date, the shares of Common Stock were held for one year or less.

                     The foregoing discussion may not be applicable to certain types of shareholders, including shareholders who acquired shares of Common Stock pursuant to the exercise of options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations who are engaged in a United States trade or business or have certain other connections with the United States, shares of Common Stock held as part of a straddle, hedge, constructive sale, conversion transaction, synthetic security or other integrated investment, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as dealers in securities or foreign currency, traders in securities that elect to apply mark-to-market method of accounting, insurance companies, regulated investment companies, tax-exempt entities, financial institutions, foreign persons and investors in pass-through entities).

                     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT HIS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO HIM OF THE OFFER, INCLUDING WITH RESPECT TO FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES.

                     6. PRICE RANGE OF THE SHARES; DIVIDENDS. The shares of Common Stock are listed and traded principally on the OTC BB under the symbol "ALCI.OB." The following table sets forth, for the periods indicated, the reported high and low sale prices for the shares of Common Stock on the OTC BB, all as reported in published financial sources.

FISCAL YEAR ENDING DECEMBER 31, 2003                              HIGH                 LOW
------------------------------------                              ----                 ---
First Quarter                                                     $2.650               $0.190
Second Quarter (through April 24, 2003)                           $2.710               $2.710


FISCAL YEAR ENDING DECEMBER 31, 2002                              HIGH                 LOW
------------------------------------                              ----                 ---

Fourth Quarter                                                    $0.650               $0.150
Third Quarter                                                      0.640                0.300
Second Quarter                                                     0.360                0.320
First Quarter                                                      0.920                0.310


FISCAL YEAR ENDING DECEMBER 31, 2001                              HIGH                 LOW
------------------------------------                              ----                 ---

Fourth Quarter                                                    $1.500               $0.200
Third Quarter                                                      2.000                1.000
Second Quarter                                                     4.950                1.800
First Quarter                                                      7.125                4.875


                                       47

FISCAL YEAR ENDING DECEMBER 31, 2000                              HIGH                 LOW
------------------------------------                              ----                 ---

Fourth Quarter                                                     $ 8.000             $6.000
Third Quarter                                                       11.500              8.000
Second Quarter                                                       9.250              6.875
First Quarter                                                        9.750              5.875



                     On January 15, 2003, the last full day before Leucadia made a proposal to Allcity with respect to a possible tender offer for the shares of Common Stock not already owned by Leucadia and its affiliates, the reported closing price on the OTC BB for the shares of Common Stock was $0.19 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES OF COMMON STOCK.

                     Allcity paid a cash dividend of $0.335 per share on August 14, 2002 to shareholders of record on the close of business on August 5, 2002. Prior to such dividend, Allcity did not pay any dividends on the Common Stock since 1975. The NYSIL prohibits New York domestic stock property/casualty insurance companies from paying stockholder dividends except out of earned surplus. Without the prior approval of the NYID, no New York domestic stock property/casualty insurer may declare or distribute any dividend to shareholders which, together with any such dividends declared or distributed by it during the preceding twelve months, exceeds the lesser of (1) 10% of the insurer's statutory surplus as shown in its last statutory annual statement or (2) 100% of the insurer's adjusted net investment income during such period.

                     7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION.

EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES

                     The purchase of shares of Common Stock pursuant to the Offer will reduce the number of shares of Common Stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Common Stock held by the public. The purchase of shares of Common Stock pursuant to the Offer can also be expected to reduce the number of holders of shares of Common Stock.

EXCHANGE ACT REGISTRATION

                     The shares of Common Stock are currently registered under the Exchange Act. The purchase of the shares of Common Stock pursuant to the Offer may result in the shares of Common Stock becoming eligible for deregistration under the Exchange Act. Registration of the shares of Common Stock may be terminated upon application by Allcity to the Commission if the shares of Common Stock which are not listed on a "national securities exchange" are held by fewer than 300 record holders. Termination of registration of the shares of Common Stock under the Exchange Act would substantially reduce the information required to be furnished by Allcity to its shareholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a), no longer applicable to Allcity. If the shares of Common Stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to Allcity. Furthermore, the ability of "affiliates" of Allcity and persons holding "restricted securities" of Allcity to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If, as a result of the purchase of shares of Common Stock pursuant to the Offer, Allcity is no longer required to maintain registration of the shares of Common Stock under the Exchange Act, Leucadia intends to cause Allcity to apply for termination of such registration. If the Plan of Acquisition is consummated, Allcity will be privately held and will not be subject to the reporting requirements of the Exchange Act. See "SPECIAL FACTORS - 5. PLANS FOR ALLCITY AFTER THE OFFER; CERTAIN EFFECTS OF THE OFFER and 7. THE PLAN OF ACQUISITION AND THE MERGER."

                     8. CERTAIN INFORMATION CONCERNING ALLCITY. Allcity is a New York domestic stock property/casualty insurer. Empire, a property/casualty insurer, owns approximately 84.58% of the outstanding Common Stock of Allcity. Empire's common shares are 100% owned and controlled, through subsidiaries, by Leucadia. Additionally, Leucadia indirectly owns an additional 6.66% of the outstanding common shares of Allcity. Allcity was incorporated in New York in 1962. Its principal executive offices are located at 45 Main Street, Brooklyn, NY 11201, telephone (718) 422-4000.

                     Prior to December 31, 2001, the Group also included Empire's wholly-owned insurance subsidiary Centurion Insurance Company, which was merged into Empire effective December 31, 2001. Historically, the Group specialized in commercial and personal property/casualty insurance business primarily in the New York metropolitan area. The Group offered insurance products for vehicles (including medallion and radio-controlled livery vehicles), general liability coverage, property coverage (including mercantile and multi-family residential real estate) and workers' compensation to commercial accounts and private passenger automobile and homeowners products to individuals.

                     During the past several years, the Group experienced poor underwriting results and adverse reserve development in all of its lines of business. During 2001, the Group explored its options for developing a new business model and strategy. After evaluating these options, the Group announced in December 2001 that it had determined that it was in the best interest of its shareholders and policyholders to commence an orderly liquidation of all of its operations. The Group will only accept business that it is obligated to accept by contract or pursuant to the NYSIL; it does not engage in any other business activities except for its claims run-off operations. By the end of 2005, the Group expects that its voluntary liquidation will be substantially complete, its premium revenue will be immaterial, its infrastructure and overhead costs will be substantially reduced, and its remaining insurance operations will be limited to the administration and settlement of claims arising under insurance policies covering "long-tail" exposures, principally arising from workers' compensation and certain liability claims. Given the Group's and Allcity's current financial condition, the expected costs to be incurred during its claims run-off period, and the inherent uncertainty over ultimate claims settlement values, no assurance can be given that Allcity's shareholders will be able to receive any value at the conclusion of the voluntary liquidation of its operations.

                     As of March 31, 2003, the Group was rated "F" (in liquidation) by A.M. Best Company. Given the Group's decision to voluntarily liquidate all of its operations, the Best rating is not expected to have any impact on Allcity's operations. As with all ratings, Best ratings are subject to change at any time.

                     Net earned premium revenues of Allcity were $4.2 million, $18.3 million and $30.9 million for the years ended December 31, 2002, 2001 and 2000, respectively. Allcity's earned premiums declined in all lines of business during 2002 and 2001 as a result of actions announced during late 2000 and the first quarter of 2001. During the fourth quarter of 2000, the Group announced that it would no longer issue new private passenger automobile policies. Existing policies of private passenger automobile insurance will be either sold, non-renewed or cancelled in accordance with the NYSIL. If the Group's private passenger automobile book of business is not sold, it is expected that the Group will continue to renew portions of its private passenger automobile insurance policies over the next several years in accordance with applicable insurance laws. In March 2001, the Group announced that, effective immediately, it would no longer issue any new (as compared to renewal) insurance policies and that it had filed with the NYID plans for its orderly withdrawal from the New York insurance marketplace as required by the NYSIL.

                     All commercial lines policies have been non-renewed or canceled in accordance with the NYSIL, or replaced by Tower Insurance Company of New York or Tower Risk Management (collectively, "Tower") in accordance with that certain 2001 agreement between Tower and the Group for the sale of the Group's renewal rights in respect of these commercial lines policies (the "Tower Agreement"). Allcity has no renewal obligations for those commercial lines insurance policies transferred to Tower Insurance Company of New York. The Group will continue to be responsible for the remaining term of its existing commercial lines policies and all claims incurred thereunder prior to the expiration of those policies. Renewal rights for all of the Group's personal lines policies (meaning policies of homeowners, dwelling, fire, personal insurance coverage and personal umbrella insurance) were also transferred pursuant to the Tower Agreement. Although the NYSIL required the Group to offer renewals for these policies for a three-year policy period, the Tower Agreement obligated Tower Insurance Company of New York to offer its own policies in replacement of the Group's policies. As a result, nearly all of the Group's personal lines policies were either renewed through Tower, not renewed by the policyholder or cancelled by the Group in accordance with the NYSIL, and the Group has no renewal obligations for personal lines policies except for certain private passenger automobile insurance policies which the Group is statutorily prohibited from non-renewing, which policies had an in-force premium volume of $5.3 million as of December 31, 2002. As indicated above, the Group's premium volume will continue to decline as the Group exercises its non-renewal rights under the NYSIL or policyholders choose not to renew their policies with the Group.

                     Allcity's estimate of its losses in respect of (i) the remaining term of those policies that are being or have been sold or non-renewed at the expiration of the policy term, and (ii) all other policies which Allcity may be required to renew under the NYSIL, will be based on its accumulated loss experience in those lines of insurance as well as industry trends. Allcity anticipates that its accident year loss ratios for certain of these policies, in particular private passenger automobile, will remain high, reflecting the overall poor loss experience sustained by Allcity and the insurance industry in the past.

                 SELECTED CONSOLIDATED FINANCIAL DATA OF ALLCITY

                     The selected financial information of Allcity and its consolidated subsidiaries set forth below has been excerpted and derived from Allcity's 2002 Annual Report. More comprehensive financial information is included in such reports (including management's discussion and analysis of results of operations and financial position) and other documents filed with the Commission and the NYID. The following financial information is qualified in its entirety by reference to the 2002 Annual Report and all other such reports and documents filed with the Commission and all of the financial statements and related notes contained therein. The 2002 Annual Report and certain other reports may be examined and copies may be obtained at the offices of the Commission in the manner set forth below.


                                                                        YEAR ENDED DECEMBER 31,
                                              2002           2001                2000           1999             1998
                                              ----           ----                ----           ----             ----
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total Revenues                              $  8,593       $ 29,728            $ 42,303      $ 55,662         $ 92,070

Net (Loss)/Income (a) (b)                   $ (3,748)      $(18,048)           $(30,800)     $ (3,731)        $    504

Basic and Diluted (Loss)/Earnings
Per share:
(Loss)/Income (a)                           $  (0.53)      $  (2.55)           $  (4.35)     $  (0.53)        $    0.07
Dividends paid per share                    $  0.335             -                   -             -                 -



                                                                 AT  DECEMBER 31,
                                -----------------------------------------------------------------------------
                                   2002            2001          2000             1999             1998
                                   ----            ----          ----             ----             ----
                                                                 (IN THOUSANDS)
Total assets                      $ 208,465    $ 302,240      $ 372,284        $ 490,520        $ 605,704
Invested assets                      81,693      129,639        163,873          205,246          234,039

Surplus note:
   Face value                         7,000        7,000          7,000            7,000            7,000
  Accrued  interest   (c)               249          114          9,486            8,851            8,300
Common shareholders'
      equity (b) (d)                 19,718       25,904         43,791           71,716           78,200


                                                   FOR THE YEARS ENDED DECEMBER 31,
                                 -------------------------------------------------------------------
                                   2002            2001            2000          1999         1998
                                   ----            ----            ----          ----         ----
GAAP Combined Ratio(e)             296.8%         261.7%          193.1%        139.9%       129.4%
    SAP Combined Ratio (e)         353.4%         304.4%          192.3%        145.2%       134.4%
    Industry SAP Combined
      Ratio (f)                      N/A          115.9%          110.1%        107.8%       106.0%
    Premium to Surplus
      Ratio (g)                      0.1x           0.3x            0.5x          0.5x         0.8x


(a) Net (Loss) Income includes net securities gains/(losses), net of applicable tax (in thousands) of $1,408, $1,870, $(213), $(1,084) and $3,951 for the
     years ended December 31, 2002, 2001, 2000, 1999 and 1998, respectively.

(b) The following is a reconciliation of net loss and shareholders' equity and surplus as reported on a statutory basis ("SAP") to net loss and common shareholders' equity as determined in conformity with GAAP (in thousands):

                                                                         YEARS ENDED DECEMBER 31,
                                                        2002         2001           2000          1999        1998
                                                        ----         ----           ----          ----        ----
Statutory net loss                                    $(2,619)     $(25,171)      $(16,694)      (4,174)        (50)
Add (deduct):
  Change in deferred policy acquisition costs              --        (3,035)          (380)      (1,950)     (1,714)
  Change in allowances for doubtful accounts              121         1,200             42            5        (256)
  Policyholders' dividends                                 --            30             36          234          90
  Capitalized systems development costs                  (825)       (1,100)          (696)         582       1,440
  Other postretirement benefits                           (37)          (46)           (41)         253         210
  Current tax (expense) benefit                            (1)           (1)           338         (688)        688
  Deferred tax expense                                     --            --        (13,198)       2,542      (1,301)
  Interest on surplus note                               (136)        9,372           (634)        (551)       (591)
  Pension plan curtailment gain                            --            --             --           --       1,964
  Other                                                  (251)          703            427           16          24
                                                      -------      --------       --------      -------       -----
                       GAAP Net (Loss) or Gain        $(3,748)     $(18,048)      $(30,800)     $(3,731)      $ 504
                                                      =======      ========       ========      =======       =====


                                                                          YEARS ENDED DECEMBER 31,
                                                       2002         2001         2000          1999           1998
                                                       ----         ----         ----          ----           ----
Statutory Shareholders' Equity and Surplus          $ 24,943       $29,013      53,707        69,422         72,701
 Add (deduct):
  Deferred policy acquisition costs                       --            --       3,035         3,415          5,365
  Non-admitted premiums receivable,
    less allowance for doubtful accounts                  87           588         250           907          1,919
  Capitalized systems development costs                   --           825       1,926         2,622          2,040
  Provision for unauthorized reinsurance                 155           110         110           110            205
  Policy holder dividends                                 --            --         (30)          (66)          (300)
  Current tax payable                                     --            --          --          (338)           350
  Deferred tax benefit                                    --            --          --        14,438         10,413
  Other postretirement benefits                         (128)          (91)        (45)           (4)          (257)
  Net unrealized appr/(depr) on investments              665           303         196        (3,800)           515
  Surplus note                                        (7,249)       (7,114)    (16,486)      (15,851)       (15,300)
  Other                                                1,245         2,270       1,128           861            549
                                                     -------       -------     -------       -------        -------
                       GAAP Shareholders' Equity     $19,718       $25,904     $43,791       $71,716        $78,200
                                                     =======       =======     =======       =======        =======


(c) Effective .January 1, 1980, Allcity issued a surplus note to Empire in the principal amount of $7.0 million. During 2002 and 2001, with the approval of the Superintendent of Insurance of the State of New York, Allcity paid Empire $0.2 million and $9.9 million, respectively, of interest that had been accrued on the surplus note through March 31, 2002 and September 30, 2001, respectively.

(d) Includes unrealized appreciation of approximately $0.7 million in 2002, $0.7 million in 2001, $0.6 million in 2000 and $0.5 million in 1998 and unrealized depreciation of approximately $2.3 million in 1999, all net of tax, on investments classified as available for sale.

(e) For all years presented, the difference between the GAAP Combined Ratio and the SAP Combined Ratio is affected by the accounting for certain costs, which are treated differently under SAP and GAAP. In 2002 and 2001, this difference was more pronounced due to Allcity's net premiums written declining at a rate faster than the decline in earned premiums. For 1998, the difference in the accounting treatment for curtailment gains relating to the defined benefit pension plans was the principal reason for the difference between the GAAP Combined Ratio and the SAP Combined Ratio.

(f) Source: Best's Aggregates & Averages, Property/Casualty, 2002 Edition. Industry Combined Ratios may not be comparable as a result of, among other things, differences in Allcity's geographic concentration and limited mix of property and casualty insurance products.

(g) Premium to Surplus Ratio was calculated by dividing annual statutory net premiums written by statutory surplus at the end of the year.

                     Allcity is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Allcity's directors and certain officers (including their remuneration), the principal holders of Allcity's securities, any material interests of such persons in transactions with Allcity and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Allcity's shareholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection at the following regional offices of the
Commission: 500 West Madison Street, Chicago, Illinois 60621; and copies may be obtained by mail at prescribed rates, from the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.com that contains reports, proxy statements and other information relating to Allcity which have been filed electronically via the EDGAR system.

                     9. CERTAIN INFORMATION CONCERNING LEUCADIA AND EMPIRE. The principal executive offices of Leucadia are located at 315 Park Avenue South, New York, NY 10010, telephone (212) 460-1900. Leucadia is a diversified holding company engaged in a variety of businesses, including telecommunications, banking and lending, manufacturing, real estate activities, winery operations, and property and casualty reinsurance, principally in markets in the United States, and development of a copper mine in Spain. Leucadia also currently has equity interests of more than 5% in the following domestic public companies:
AmeriKing, Inc. (6.8%), Carmike Cinemas, Inc. (11.1%), GFSI Holdings, Inc. (6.9%), HomeFed Corporation (30.3%), Jackson Products, Inc. (8.8%), Jordan Industries, Inc. (10.1%), Parkervision, Inc. (10.2%), The FINOVA Group, Inc.

(25%) (through its interest in a joint venture) and WilTel Communications Group, Inc. (47.4%).

                     Empire was incorporated in February 1925 under the laws of the State of New York. Empire's insurance operations consist of commercial and personal property/casualty insurance primarily in the New York metropolitan area conducted through Empire and Allcity and combined pursuant to the pooling agreement that was approved by the NYID. In December 2001, Leucadia caused the Group to commence an orderly, voluntary liquidation of the Group and has classified the Group as a discontinued operation.

                     The name, business address, and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each of the directors and executive officers of Leucadia and Empire are set forth in Schedule I of this Offer to Purchase.

                     Leucadia is subject to the information and reporting requirements of the Exchange Act, and, accordingly, files reports or other information with the Commission relating to its business, financial condition and other matters.

                     Except as set forth elsewhere in this Offer to Purchase:
(i) None of Leucadia nor, to the best knowledge of Leucadia, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Leucadia or any of the persons so listed, beneficially owns or has a right to acquire any shares of Common Stock or any other equity securities of Allcity;
(ii) none of Leucadia nor, to the knowledge of Leucadia, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the shares of Common Stock or any other equity securities of Allcity during the past 60 days; (iii) none of Leucadia nor, to the knowledge of Leucadia, any of the persons listed in
Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Allcity, including, but not limited to, the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) except as set forth below or as described in "SPECIAL FACTORS - 11. RELATED PARTY TRANSACTIONS" above, since April 29, 2001, there have been no transactions which would require reporting under the rules and regulations of the Commission between any of Leucadia or any of its respective subsidiaries or, to the best knowledge of Leucadia, any of the persons listed in Schedule I hereto, on the one hand, and Allcity or any of its executive officers, directors or affiliates, on the other hand; and (v) except as described in "SPECIAL FACTORS - 1. BACKGROUND OF THE OFFER" above, since April 29, 2001 there have been no contracts, negotiations or transactions between any of Leucadia or any of their respective subsidiaries or, to the best knowledge of Leucadia, any of the persons listed in Schedule I hereto, on the one hand, and Allcity or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of Allcity. See "SPECIAL FACTORS - 10. TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES."

                     10. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Leucadia to consummate the Offer and to pay related fees and expenses is estimated to be approximately $2.3 million. Leucadia has the funds required to consummate the Offer in cash and other liquid assets.

                     11. CERTAIN CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Offer, Leucadia shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) and Rule 13e-4(f) under the Exchange Act (relating to Leucadia's obligation to pay for or return tendered shares of Common Stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Common Stock, and may amend the Offer or terminate the Offer and not accept for payment any tendered shares of Common Stock. Notwithstanding any other provisions of the Offer, or any extension of the Offer, Leucadia will not be required to accept for purchase any shares of Common Stock if any of the following conditions have occurred or exists or have not been satisfied:

                     (a) at least 265,886 shares of Common Stock are validly tendered and not properly withdrawn prior to the expiration of the Offer and are purchased by Leucadia;

                     (b) any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Offer which, in Leucadia's judgment, would reasonably be expected to impair the ability of Leucadia to proceed with the Offer;

                     (c) any law, statute, rule or regulation shall have been adopted or enacted which, in Leucadia's judgment, would reasonably be expected to impair the ability of Leucadia to proceed with the Offer;

                     (d) a banking moratorium shall have been declared by United States federal or New York State authorities which, in Leucadia's judgment, would reasonably be expected to impair the ability of Leucadia to proceed with the Offer;

                     (e) trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the Commission or any other governmental authority which, in Leucadia's judgment, would reasonably be expected to impair the ability of Leucadia to proceed with the Offer; or

                     (f) any governmental approval has not been obtained, which approval Leucadia shall, in its sole discretion, deem necessary for the consummation of the Offer as contemplated hereby.

                     12. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by Allcity with the Commission and other publicly available information regarding Allcity, Leucadia is not aware of any licenses or regulatory permits that would be material to the business of Allcity and its subsidiaries, taken as a whole, and that might be adversely affected by Leucadia's acquisition of shares of Common Stock (and the indirect acquisition of the stock of Allcity's subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of shares of Common Stock (or the indirect acquisition of the stock of Allcity's subsidiaries) by Leucadia pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to Allcity's business, or that certain parts of Allcity's or Leucadia's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Leucadia's obligation to purchase and pay for shares of Common Stock is subject to certain conditions, including conditions with respect to governmental actions. See the "INTRODUCTION" and "THE TENDER OFFER -- 11 CERTAIN CONDITIONS TO THE OFFER" for a description of certain conditions to the Offer, including with respect to litigation and governmental actions.

                     State Takeover Laws. A number of states (including New York, where Allcity is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the Remaining Shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

                     Leucadia does not believe that the antitakeover laws and regulations of any state other than the State of New York will by their terms apply to the Offer, and except as described herein, Leucadia has not attempted to comply with any state takeover statutes in connection with the Offer. Leucadia reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, Leucadia might be unable to accept for payment or purchase shares of Common Stock tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Leucadia may not be obligated to accept for purchase, or pay for, any shares of Common Stock tendered. See "THE TENDER OFFER -- 11. CERTAIN CONDITIONS TO THE OFFER".

                     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The purchase of shares of Common Stock pursuant to the Offer is not subject to such requirements because Leucadia currently own in excess of 50% of Allcity's issued and outstanding Common Stock.

                     13. CERTAIN FEES AND EXPENSES.

                     Innisfree M&A Incorporated has been retained by Leucadia as Information Agent in connection with the Offer. The Information Agent may contact holders of shares of Common Stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. Leucadia has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

                     In addition, American Stock Transfer & Trust Company has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

                     Except as set forth above, Leucadia will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of Common Stock pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Leucadia for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

                     14. MISCELLANEOUS. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of Common Stock residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Leucadia may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of shares of Common Stock in such jurisdiction.

                     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Leucadia by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                     Leucadia has filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer which includes the information required by Schedule 13E-3, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the

Commission in the same manner as described in "8. Certain Information Concerning Allcity" with respect to information concerning Allcity, except that they will not be available at the regional offices of the Commission.

                     No person has been authorized to give any information or to make any representation on behalf of Leucadia not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Leucadia or Allcity since the date as of which information is furnished or the date of this Offer to Purchase.



                                         LEUCADIA NATIONAL CORPORATION

                                         April 29, 2003

                                   SCHEDULE I

             DIRECTORS AND EXECUTIVE OFFICERS OF LEUCADIA AND EMPIRE

                     Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Leucadia and Empire.

1.         DIRECTORS AND EXECUTIVE OFFICERS OF LEUCADIA


                                            Present Principal Occupation or
                                            Employment; Material Positions
Name and Business Address                   Held During the Past Five Years
-------------------------                   ------------------------------------

Ian M. Cumming
c/o Leucadia National Corporation
529 E. South Temple
Salt Lake City, Utah  84102                 Chairman of the Board and a Director
                                            of Leucadia since June 1978;
                                            Chairman of the Board of The FINOVA
                                            Group, Inc. (a middle market lender)
                                            since August 2001. Director of
                                            Skywest, Inc. (a Utah-based regional
                                            air carrier) since June 1986.
                                            Director of MK Gold Company (an
                                            international gold mining company)
                                            since June 1995. Director of HomeFed
                                            Corporation (a real estate
                                            development company) since May 1999.
                                            Director of Carmike Cinemas, Inc. (a
                                            motion picture exhibitor) since
                                            January 2002. Chairman of WilTel
                                            Communications Group, Inc. since
                                            October 2002. Director of Empire and
                                            Allcity since 1988.

Joseph S. Steinberg
c/o Leucadia National Corporation
315 Park Avenue South
New York, NY 10010                          President of Leucadia since January
                                            1979 and Director since December
                                            1978. Director of Jordan Industries,
                                            Inc. (a public company that owns and
                                            manages manufacturing companies)
                                            since June 1988. Director of MK Gold
                                            Company since June 1995; Chairman of
                                            HomeFed Corporation since August
                                            1998. Director of The FINOVA Group,
                                            Inc. since August 2001. Director of
                                            White Mountains Insurance Group,
                                            Ltd. (a publicly traded insurance
                                            company) since June 2001. Director
                                            of WilTel Communications Group, Inc.
                                            since October 2002. Director of the
                                            Empire and Allcity since 1988 and
                                            Chairman of the Board of Allcity
                                            since August 1998.

Paul M. Dougan
c/o Equity Oil Company
10 West 300 South
Salt Lake City, Utah  84102                 Director of Leucadia. Director,
                                            President and Chief Executive
                                            Officer of Equity Oil Company (a
                                            company engaged in oil and gas
                                            exploration and production having an
                                            office in Salt Lake City, Utah).

Lawrence D. Glaubinger
c/o Lawrence Economic
Consulting, Inc.
P.O. Box 3567
Hallandale Beach, FL 33008                  Director of Leucadia. Private
                                            Investor; President of Lawrence
                                            Economic Consulting Inc., (a
                                            management consulting firm).
                                            Director of Marisa Christina Inc.
                                            Chairman of the Board of Stern &
                                            Stern Industries, Inc. from November
                                            1977 through 2000.

                                            Present Principal Occupation or
                                            Employment; Material Positions
Name and Business Address                   Held During the Past Five Years
-------------------------                   ------------------------------------

James E. Jordan
c/o Arnhold and S. Bleichroeder
Advisors, Inc.
1345 Avenue of the Americas
New York, N.Y.  10105                       Director of Leucadia. Managing
                                            Director of Arnhold and S.
                                            Bleichroeder Advisors, Inc. (a
                                            company engaged in asset management
                                            services). Director of Empire and
                                            Allcity since 1997. Director of
                                            First Eagle family of mutual funds
                                            and JZ Equity Partners Plc., a
                                            British investment trust company.

Jesse Clyde Nichols, III
4945 Glendale Road
Westwood Hills, KS 66205                    Director of Leucadia. Private
                                            investor. President of Crimsco, Inc.
                                            From May 1974 through 2000.

Thomas E. Mara
c/o Leucadia National Corporation
315 Park Avenue South
New York, NY 10010                          Executive Vice President of Leucadia
                                            since May 1980 and Treasurer of
                                            Leucadia since January 1993.
                                            Director of MK Gold since February
                                            2000. Director and Chief Executive
                                            Officer of The FINOVA Group, Inc.
                                            since September 2002. Director of
                                            Empire and Allcity since 1994.


Joseph A. Orlando
c/o Leucadia National Corporation
315 Park Avenue South
New York, NY 10010                          Vice President and Chief Financial
                                            Officer of Leucadia. Director of
                                            Empire and Allcity since 1998.


Mark Hornstein
c/o Leucadia National Corporation
315 Park Avenue South
New York, NY 10010                          Vice President of Leucadia.


Philip M. Cannella
c/o Leucadia National Corporation
315 Park Avenue South
New York, NY 10010                          Asst. Vice President of Leucadia.

Barbara L. Lowenthal
c/o Leucadia National Corporation
315 Park Avenue South
New York, NY 10010                          Vice President and Comptroller
                                            of Leucadia.

                                            Present Principal Occupation or
                                            Employment; Material Positions
Name and Business Address                   Held During the Past Five Years
-------------------------                   ------------------------------------

H. E. Scruggs
c/o Leucadia National Corporation
315 Park Avenue South
New York, NY 10010                          Vice President of Leucadia since
                                            August 2002 as well as from March
                                            2000 until December 2001. Senior
                                            Vice President of WilTel
                                            Communications Group, Inc.
                                            President, Chief Executive Officer
                                            and Director of Empire and Allcity
                                            since September 2000. Chairman of
                                            American Investment Bank, another
                                            Leucadia subsidiary, since 1997.
                                            Director of MK Gold (an
                                            international mining company) since
                                            March 2001.

Laura E. Ulbrandt
c/o Leucadia National Corporation
315 Park Avenue South
New York, NY 10010                          Secretary of Leucadia.


2.        DIRECTORS AND EXECUTIVE OFFICERS OF EMPIRE.

                     The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Empire. The business address of each such person is c/o Empire Insurance Company, 45 Main Street, Brooklyn, NY 11201.

                                            Present Principal Occupation or
                                            Employment; Material Positions
Name                                        Held During the Past Five Years
-------------------------                   ------------------------------------

Ian M. Cumming                              Director of Empire and Allcity since
                                            1988. Chairman of the Board and a
                                            Director of Leucadia since June
                                            1978; Chairman of the Board of The
                                            FINOVA Group, Inc. (a middle market
                                            lender) since August 2001. Director
                                            of Skywest, Inc. (a Utah-based
                                            regional air carrier) since June
                                            1986. Director of MK Gold Company
                                            (an international gold mining
                                            company) since June 1995. Director
                                            of HomeFed Corporation (a real
                                            estate development company) since
                                            May 1999. Director of Carmike
                                            Cinemas, Inc. (a motion picture
                                            exhibitor) since January 2002.
                                            Chairman of WilTel Communications
                                            Group, Inc. since October 2002.

Joseph S. Steinberg                         Director of Empire and Allcity since
                                            1988 and Chairman of the Board of
                                            Allcity since August, 1998.
                                            President of Leucadia since January
                                            1979 and Director since December
                                            1978. Director of Jordan Industries,
                                            Inc. (a public company that owns and
                                            manages manufacturing companies)
                                            since June 1988. Director of MK Gold
                                            Company since June 1995; Chairman of
                                            HomeFed Corporation since August
                                            1998. Director of The FINOVA Group,
                                            Inc. since August 2001. Director of
                                            White Mountains Insurance Group,
                                            Ltd. (a publicly traded insurance
                                            company) since June 2001. Director
                                            of WilTel Communications Group, Inc.
                                            since October 2002.

Thomas E. Mara                              Director of Empire and Allcity since
                                            1994. Executive Vice President of
                                            Leucadia since May 1980 and
                                            Treasurer of Leucadia since January
                                            1993. Director of MK Gold since
                                            February 2000. Director and Chief
                                            Executive Officer of The FINOVA
                                            Group, Inc. since September 2002.

James E. Jordan                             Director of Empire and Allcity since
                                            1997. Director of Leucadia. Managing
                                            Director of Arnhold and S.
                                            Bleichroeder Advisors, Inc. (a
                                            company engaged in asset management
                                            services). Director of First Eagle
                                            family of mutual funds and JZ Equity
                                            Partners Plc., a British investment
                                            trust company.

Joseph A. Orlando                           Director of Empire and Allcity since
                                            1998. Vice President and Chief
                                            Financial Officer of Leucadia since
                                            1996.

H.E. Scruggs                                Vice President of Leucadia since
                                            August 2002 as well as from March
                                            2000 until December 2001. Senior
                                            Vice President of WilTel
                                            Communications Group, Inc.
                                            President, Chief Executive Officer
                                            and Director of Empire and Allcity
                                            since September 2000. Chairman of
                                            American Investment Bank, another
                                            Leucadia subsidiary, since 1997.
                                            Director of MK Gold (an
                                            international mining company) since
                                            March 2001.

Rocco J. Nittoli                            Director of Empire and Allcity since
                                            March 2001. Chief Operating Officer
                                            of Empire and Allcity since February
                                            2001. Previously, Senior Vice
                                            President & Chief Information
                                            Officer of Empire and Allcity from
                                            January 2000 to February 2001, Vice
                                            President and Controller of the
                                            Empire and Allcity from June 1999 to
                                            January 2000; Controller from
                                            September 1997 to June 1999.

Christopher J. Gruttemeyer                  Director of Empire and Allcity since
                                            March 2001. Vice President of Empire
                                            and Allcity since December 2000.
                                            Previously, Assistant Vice President
                                            of the Empire and Allcity from
                                            September 1999 to December 2000;
                                            Senior Financial Analyst of Empire
                                            and Allcity from December 1996 to
                                            September 1999.

Martin  B. Bernstein                        Director of Empire and Allcity since
                                            1988. President and Director of
                                            Ponderosa Fibres of America, Inc. (a
                                            pulp manufacturer for paper
                                            producers) from 1988 through July
                                            2002. Chairman, Bedford Capital and
                                            private investor since July 2002.

Louis  V. Siracusano                        Director of Empire and Allcity since
                                            1985. Partner with McKenna,
                                            Fehringer, Siracusano & Chianese (a
                                            law firm) since 1976.

Lucius Theus                                Director of Empire and Allcity since
                                            1980. President, The U.S. Associates
                                            (consultants in civic affairs, human
                                            resources and business management)
                                            since 1989. Principal and Chief
                                            Operating Officer of The Wellness
                                            Group, Inc. (a provider of health
                                            promotion programs) since 1989.

Harry H. Wise                               Director of Empire and Allcity since
                                            1988. President and Director, H.W.
                                            Associates, Inc. (an investment
                                            advisory firm).

Daniel G. Stewart                           Director of Empire and Allcity since
                                            1980. Independent consulting actuary
                                            since November 1991.

Doug Whitenack                              Chief Financial Officer of Empire
                                            and Allcity since December 2002.
                                            Vice President and Controller of
                                            Empire and Allcity from January 2000
                                            to December 2002. Assistant Vice
                                            President of Empire and Allcity from
                                            September 1997 to January 2000.

Edward Hayes                                Senior Vice President, Claims for
                                            Allcity and Empire since November
                                            1999. Previously, attorney with
                                            Hawkins, Feretic, Daly, Maroney &
                                            Hayes (a law firm) from May 1997 to
                                            November 1999.

                                     ANNEX A

                      OPINION OF SANDERS MORRIS HARRIS INC.


March 31, 2003

The Special Committee                                   G. CLYDE BUCK
Allcity Insurance Company                               SENIOR VICE PRESIDENT &
45 Main Street, 3rd Floor                               MANAGING DIRECTOR
Brooklyn, NY 11201


Gentlemen:

           You have advised Sanders Morris Harris ("SMH") that Leucadia National Corporation ("Leucadia") has proposed a tender offer by Leucadia to acquire the publicly held outstanding common stock of Allcity Insurance Company ("Allcity") (approximately 9% of the total shares outstanding) at a price of approximately $2.75 per share in cash (the "Transaction"). The Special Committee has retained SMH as its financial advisor, which assignment includes SMH issuing a written opinion ("Opinion") as to the fairness, from a financial point of view, to the public shareholders of Allcity of the financial terms of the proposed Transaction.

           SMH, as part of its investment banking business, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

           In arriving at our Opinion, we have, among other things:

           1. Reviewed Allcity's publicly available audited annual and unaudited quarterly GAAP financial statements from December 31, 1998 to December 31, 2002;

           2. Reviewed Allcity's annual and quarterly statutory financial statements from December 31, 1998 to December 31, 2002;

           3. Reviewed Allcity's recent press releases dated January 15, 2003, November 14, 2002, August 14, 2002, July 25, 2002,
                      May 13, 2002, April 1, 2002, November 14, 2001, August 14,
                      2001, May 15, 2001, and April 2, 2001;

           4. Reviewed Empire Insurance Group's "Discussion Memorandum" dated July 1, 2002;

           5. Reviewed Empire Insurance Group's "Leucadia Operations Meeting" Presentation dated December 11, 2001;

           6. Reviewed Empire Insurance Group's "Board of Directors Meeting Financial and Operations Summary" Presentation dated December 17, 2001;

           7. Reviewed Empire Insurance Group's "Operating Plan During Runoff" Presentation dated December 2001;

           8. Reviewed Empire Insurance Group's "Board of Directors Meeting" Presentations dated March, August, September and December 2002 and March 2003;

           9. Reviewed and discussed with management the unaudited preliminary December 31, 2002 balance sheet and adjusted net book value of the Company and the related assumptions;

           10. Reviewed the Company's budgeted statement of income for the Company's projected runoff period, dated February 13, 2003;

           11. Reviewed a memo from the Company's actuary, David Christhilf, regarding loss and loss adjustment expense reserves as of December 31, 2002, dated February 13, 2003;

           12. Discussed with management of Allcity the outlook for future operating results, the assets and liabilities of Allcity, materials in the foregoing documents, and other matters we considered relevant to our inquiry; and

           13. Considered such other information, financial studies, analyses and investigations, as we deemed relevant under the circumstances.

           In our review and in arriving at our Opinion, we have, with your permission, (i) not independently verified any of the foregoing information and have relied upon its being complete and accurate in all material respects, (ii) with respect to any estimates, evaluations and projections furnished to us, assumed that such information was reasonably prepared and based upon the best currently available information and good faith judgement of the person furnishing the same, and (iii) not made an independent evaluation or appraisal of specific assets or liabilities of Allcity.

We are not experts in the evaluation of insurance reserves. In rendering our Opinion, we have relied upon the reserve information furnished by Allcity.

Our Opinion is based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter. SMH consents to the inclusion of the text of this Opinion in any notice or appropriate disclosure to the public shareholders of Allcity and in any filing Allcity is required by law to make.

           Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the proposed Transaction is fair to the public shareholders of Allcity from a financial point of view.



                                         SANDERS MORRIS HARRIS, INC.

                                         By: /s/ G. Clyde Buck
                                             ----------------------------
                                             G. Clyde Buck
                                             Managing Director

                                     ANNEX B

                 SECTION 623 OF THE BUSINESS CORPORATION LAW OF
                              THE STATE OF NEW YORK

                     (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

                     (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

                     (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph
(g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

                     (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

                     (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters` rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                     (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

                     (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders` authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by

(1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

                     (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

           1. The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

           2. If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

           3. All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

           4. The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

           5. The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

           6. The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

           7. Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

           8. Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

                     (i) Shares of Common Stock acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

                     (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

           1. Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

           2. Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

           3. The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

                     (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

                     (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

                     (m) This section shall not apply to foreign corporations except as provided in subparagraph (e) (2) of section 907 (Merger or consolidation of domestic and foreign corporations).

                                     ANNEX C

                      SECTION 7119 OF THE INSURANCE LAW OF
                              THE STATE OF NEW YORK


                     (a) A shareholder of a domestic company, by complying with section six hundred twenty-three of the business corporation law except as otherwise provided in subsections (b) and (c) hereof, shall have the right to receive payment for the fair value of his shares, and such other rights and benefits as are provided by such section of the business corporation law, in the following cases:

           (1) a shareholder entitled to vote who does not assent to the taking of any action specified in section seven thousand one hundred two of this article; or

           (2) a shareholder whose shares are acquired pursuant to section seven thousand one hundred eighteen of this article.

                     (b) A shareholder who elects to dissent from an acquisition proposed under section seven thousand one hundred eighteen of this article shall, in lieu of the procedures set forth in paragraphs (a), (b) and
(c) of section six hundred twenty-three of the business corporation law, file a written notice of his election to dissent with the parent within twenty days after the delivery to him of either a copy of the plan or a summary thereof pursuant to subsection (e) of section seven thousand one hundred eighteen of this article.

                     (c) For purposes of this section, the provisions of section six hundred twenty-three of the business corporation law, other than paragraphs (i) and (m) thereof, are applicable except that:

           (1) the references to "this chapter" in paragraph (a) of such section of the business corporation law are deemed to refer to this article;

           (2) in the case of shares acquired pursuant to section seven thousand one hundred eighteen of this article, the references to "shareholders' authorization date" in paragraph (g) of such section of the business corporation law are deemed to refer to the date of delivery of the plan or a summary thereof as provided in subsection (e) of section seven thousand one hundred eighteen of this article; and

           (3) upon payment of the value of the shares of a shareholder who has dissented from a merger or consolidation, as provided in paragraph (g) or (h) of such section of the business corporation law, the shares shall be cancelled.

                                    EXHIBIT A

                             JANUARY 15, 2003 LETTER
                     FROM LEUCADIA TO THE SPECIAL COMMITTEE



                          Leucadia National Corporation
                              315 Park Avenue South
                               New York, NY 10010


                                January 15, 2003

BY HAND
-------

Allcity Insurance Company
45 Main Street
Brooklyn, NY 11201
Attn:  Martin Bernstein, Chairman, Special Committee of the Board of Directors


           Re:   Potential Tender Offer for Common Stock of
                 Allcity Insurance Company

Dear Mr. Bernstein:

                     We are pleased to propose the acquisition of all of the outstanding shares of common stock of Allcity Insurance Company (the "Company") not beneficially owned by Leucadia National Corporation and its affiliates ("Leucadia") for a cash purchase price of $2.00 per share.

                     It is currently contemplated that the acquisition of such shares by Leucadia would take the form of a tender offer by Leucadia, subject to customary conditions, as well as enough shares of the Company's common stock being tendered so that, together with the shares Leucadia currently beneficially owns, Leucadia would beneficially own at least 95% of the outstanding shares of the Company's common stock. Promptly following consummation of the tender offer and subject to the approval of New York Insurance Department, the remaining shares of the Company's common stock would be acquired by Leucadia's wholly-owned subsidiary, Empire Insurance Company ("Empire"), at the same cash price pursuant to a short form merger between Empire and the Company pursuant to
Section 7118 of the New York Insurance Law. The transactions contemplated by our proposal would only be consummated following a favorable recommendation by the Special Committee to the Company's shareholders. The proposal is not contingent on any financing conditions.


                                      Ex. A-1

                     We request that the Special Committee of the Board of Directors, together with its financial and legal advisors, proceed to evaluate the fairness of this proposal for purposes of the Special Committee making a recommendation with respect to the proposal. We are prepared to meet with you and your financial and legal advisers at your convenience to review our proposal at the earliest possible date.

                     Depending on the response of the Special Committee to this proposal, and other factors deemed relevant by us, we may formulate other plans and/or make other proposals, and take such actions with respect to our investment in the Company, as we may determine to be appropriate. We may also amend or withdraw this proposal at any time at our sole discretion.

                     Our proposal is merely an expression of interest and is not intended to be legally binding in any way. If an offer were to be made, it would be made in accordance with all applicable securities laws and would involve the filing of appropriate materials with the Securities and Exchange Commission and the mailing of appropriate materials to the public shareholders of the Company.

                     Please be advised that we intend to disclose this proposal in an amendment to our Schedule 13D relating to shares of the Company's common stock currently owned by us, as required by law. We also intend to file this letter under cover of Schedule TO as a preliminary communication in accordance with Rule 14d-2(b) under the Securities Exchange Act of 1934, as amended.

                     We appreciate your consideration of this proposal and look forward to your response.

                                         Very truly yours,

                                         Leucadia National Corporation


                                         By: /s/ Joseph A. Orlando
                                             -------------------------------
                                             Name: Joseph A. Orlando
                                             Title: Vice President



cc:   Board of Directors of Allcity Insurance Company
      Joseph Bartlett, Esq.
      Counsel to Special Committee


                                      Ex. A-2

                     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares of Common Stock and Rights and any other required documents should be sent or delivered by each shareholder of Allcity or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                     American Stock Transfer & Trust Company
                       59 Maiden Lane, New York, NY 10038
                                 (800) 937-5449

               By Mail:                                        By Hand:                             By Overnight Delivery:
American Stock Transfer & Trust Company        American Stock Transfer & Trust Company     American Stock Transfer & Trust Company
  59 Maiden Lane, New York, NY 10038              59 Maiden Lane, New York, NY 10038          59 Maiden Lane, New York, NY 10038



                           By Facsimile Transmissions:
                        (for Eligible Institutions only)

                                 (718) 234-5001

                              Confirm Facsimile By
                                   Telephone:

                                (800) 937-5449 or

                                 (212) 936-5100


                     Questions and requests for assistance may be directed to the Information Agent the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at Leucadia's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.


                     THE INFORMATION AGENT FOR THE OFFER IS:


                           INNISFREE M&A INCORPORATED
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                   Shareowners Call Toll-Free: (888) 750-5834
                 Banks and Brokers Call Collect: (212) 750-5833